As Filed with the Securities and Exchange Commission on September 17, 2004

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMITHFIELD FOODS, INC.

(Exact name of registrant as specified in its charter)

Virginia	2011	52-0845861
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Commerce Street

Smithfield, Virginia 23430

(757) 365-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael H. Cole, Esq.

Vice President, Secretary and Deputy General Counsel

200 Commerce Street

Smithfield, Virginia 23430

(757) 365-3030

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Jane Whitt Sellers, Esq.

McGuireWoods LLP

Bank of America Corporate Center

100 North Tryon Street, Suite 2900

Charlotte, North Carolina 28202-4011

(704) 373-8999

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box:    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:    ☐

CALCULATION OF REGISTRATION FEE (1)

Title of each class of Securities to be registered	Amount to be Registered	Proposed maximum offering, price per share to be registered (1)	Proposed maximum aggregate offering price	Amount of Registration fee
7% Senior Notes, Series B, due 2011	$400,000,000	100%	$400,000,000	$50,860

(1)	Estimated in accordance with Rule 457(f) solely for the purpose of calculating the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not complete this exchange offer and issue securities until the registration statement filed with the Securities and Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to by these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated September 17, 2004

Prospectus

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

(757) 365-3000

We are offering to exchange up to $400,000,000 of our 7% Senior Notes, Series B, Due 2011 for any and all of our outstanding 7% Senior Notes, Series A, Due 2011.

The Exchange Offer

•	We will exchange all senior notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of senior notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on October , 2004.

The Exchange Notes

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to those of the senior notes, except that the exchange notes will be freely tradable.

•	The exchange notes will mature on August 1, 2011.

•	Interest on the exchange notes will be payable semi-annually on February 1 and August 1 of each year, commencing on February 1, 2005.

•	We may redeem up to 35% of the exchange notes before August 1, 2007, using the proceeds of certain equity offerings. If we sell all or substantially all of our assets or experience specific kinds of changes in control, we must offer to repurchase the exchange notes.

You should consider carefully the “ Risk-Factors” beginning on page 10 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September     , 2004

Note on forward-looking statements

This prospectus contains “forward-looking” information within the meaning of the federal securities laws. The forward-looking information includes statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Forward-looking information and statements are subject to many risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs and cattle, raw materials, fuel and other supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, operating efficiencies, changes in interest rate and foreign currency exchange rates, access to capital, the investment performance of our pension plan assets and the availability of legislative funding relief, the cost of compliance with environmental and health standards, adverse results from ongoing litigation, actions of domestic and foreign governments, our ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described under “Risk factors” or in other documents we file with the Securities and Exchange Commission and incorporate by reference into this prospectus. You are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

i

Industry and market data

In this prospectus and the documents incorporated by reference in it, we rely on and refer to information regarding our industry and our market share in the sectors in which we compete. We obtained this information from various third-party sources, discussions with our customers and our own internal estimates. We believe that these sources and estimates are reliable, but have not independently verified them and cannot guarantee their accuracy or completeness. While we are not aware of any misstatements regarding our industry data presented or incorporated by reference in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed above and under the heading “Risk factors” in this prospectus. Unless otherwise indicated, all industry and market data is provided as of May 2, 2004.

Where you can find more information; incorporation of certain documents by reference

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the Securities and Exchange Commission or over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. Our common shares are listed on the New York Stock Exchange under the symbol “SFD.” Our reports, proxy statements and other information may also be read and copied at the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we complete the exchange offer:

•    Annual Report on Form 10-K for the year ended May 2, 2004;

•    Quarterly Report on Form 10-Q for the 13 weeks ended August 1, 2004; and

•    Current Reports on Form 8-K filed on July 30, 2004 and September 13, 2004.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

(757) 365-3000

ii

Summary

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in, or incorporated by reference into, this prospectus. All references to fiscal year in this prospectus refer to the fiscal year ending on the Sunday closest to April 30 of each year (e.g., “fiscal year 2004” is the fiscal year ending on May 2, 2004).

The Company

We are the largest hog producer and pork processor in the world and the fifth largest beef processor in the United States. We conduct our business through four reporting segments, Pork, Beef, Hog Production Group and Other, each of which is comprised of a number of subsidiaries. Prior to fiscal 2004, we had an International segment which, following the sale of Schneider Corporation, was replaced by the Other segment.

The Pork segment produces a wide variety of fresh pork and processed meat products in the U.S. and markets them nationwide and to numerous foreign markets, including Canada, Japan and Mexico. The Pork segment currently operates over 40 processing plants.

The Beef segment primarily produces boxed beef and ground beef (both chub and case-ready) and markets these products in large portions of the U.S. We process cattle at five plants (three in the Midwest, one in the Northeast and one in the Southwest), with a current aggregate processing capacity of 8,050 cattle per day.

As a complement to our Pork segment, we have vertically integrated into hog production. The Hog Production Group operates numerous hog production facilities producing about 14.5 million market hogs annually. Additional hogs are produced through our joint ventures. The Hog Production Group sells the Pork segment approximately 45% of the Pork segment’s U.S. live hog requirements.

The Other segment is comprised of our international meat processing operations remaining after the sale of Schneider Corporation, together with our turkey production operations and interests in turkey processing operations.

Recent developments

Results of operations and financial condition

Our net income for the first quarter of fiscal 2005 was $54.9 million, or $.49 per diluted share, versus income from continuing operations of $17.6 million, or $.16 per diluted share, a year ago. Sales were $2.7 billion, compared to $2.0 billion a year ago. We had no income from discontinued operations for the first quarter of fiscal 2005 versus $4.5 million, or $.04 per diluted share, a year ago.

Following are our sales and operating profit by segment:

	13 Weeks Ended
(in millions)	August 1, 2004	July 27, 2003

Sales
Pork	$1,763.4	$1,133.0
Beef	594.7	605.4
Hog Production	527.2	335.7
Other	218.7	173.5

	3,104.0	2,247.6
Intersegment	(452.3)	(266.0)

Total Sales	$2,651.7	$1,981.6

Operating Profit
Pork	$21.8	$(17.6)
Beef	1.8	31.9
Hog Production	99.6	58.1
Other	7.9	(3.7)
Corporate	(20.3)	(14.8)

Total Operating Profit	$110.8	$53.9

Earnings in the quarter reflected improved profitability in the hog production segment combined with strong results in pork. The strong performance in live production and pork was moderated by lower earnings in the beef segment.

Earnings in our hog production segment rose more than 70%, reflecting the impact of a 29% increase in live hog prices compared with the first quarter of last year.

Commodity futures contracts for live hogs reduced hog production earnings by $47 million for the quarter. These contracts were the result of our management’s decision, earlier in the calendar year, to lock in profits in hog production before the unexpected increase in live hog market prices experienced during the first quarter. During the same period, hog production results benefited by $28 million from favorable grain purchasing arrangements, also entered into earlier in the year. These arrangements resulted in raising costs of $43 per hundredweight, up four percent from the prior year, but eight percent lower than raising costs would have been, absent these advance grain purchasing agreements.

Our pork segment reported substantial operating profits in the current year versus a loss last year. The improved results reflected the benefit of continued strong earnings from Farmland Foods, a more favorable fresh pork environment and strong export demand. The fiscal first quarter is generally the weakest quarter of the year for pork, as demand is usually soft in the summer months. This was not the case this year, as consumer demand remained strong for all proteins, including pork.

Although processed meats margins weakened from last year’s levels due to higher raw material costs, our overall processed meats business continued strong. Processed meats volume grew 30%, including Farmland Foods, with meaningful growth in several categories, including hams, luncheon meats, smoked sausage and pre-cooked entrees. We are continuing to advance our bacon strategy and installed three new bacon lines during the quarter to meet sales and production needs as they develop.

Beef results were sharply lower as export markets remained closed to U.S. beef due to the discovery of a single case of Bovine Spongiform Encephalopathy (“BSE”) in the State of Washington in December 2003. Additionally, lower cattle supplies kept live cattle prices high, pressured margins and created plant operating inefficiencies due to lack of cattle to process. Our beef segment includes almost $3 million of operating losses related to Showcase Foods, Inc. We previously announced that we intended to cease operations at this Philadelphia-based case ready meats facility and that we expected to record additional charges of $6 to $8 million in the first half of fiscal 2005 in connection with closing the facility. In addition to recurring operating losses, the closing of the facility and the related charges are expected to occur in the second quarter of fiscal 2005.

Led by improved results in turkey and international operations, the other segment reported a profit for the current quarter versus a loss in the same quarter last year. We continue to be optimistic about the opportunities outside the U.S. The recent acquisition of Jean Caby in France and our recently increased ownership in Campofrío in Spain, combined with existing operations in France and Poland, provide us with a significant platform to grow in both Western and Eastern Europe. We will continue to pursue opportunities in Europe and expect to further expand our operations there in the near future.

Campofrío

In the second quarter of fiscal 2005, in two separate transactions, we purchased a total of 3,787,265 additional shares of Campofrío for approximately $48.8 million. We currently hold 11,795,559 shares, or 22% of the outstanding shares of Campofrío. In accordance with Accounting Principles Board (APB) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” (APB 18), we determined that we had the ability to exercise significant influence over the operations of Campofrío and determined that the additional investment triggered a change in accounting for the investment from available for sale securities to the equity method, which we adopted in the first quarter of fiscal 2005. As required by APB 18, we evaluated whether the investment and results of operations for the prior periods presented were material so as to warrant retroactive adjustment. We determined that the change was immaterial to the consolidated results of operations and have not restated our fiscal 2004 consolidated statement of income to reflect the application of the equity method. Although we did not amend and restate our annual report on Form 10-K for the fiscal year ended May 2, 2004, in accordance with APB 18, we have restated our May 2, 2004 consolidated balance sheet presented in our quarterly report on Form 10-Q for the first quarter of fiscal 2005. We reclassified $116.1 million of marketable equity securities from other long-term assets to investments and $18.3 million of gains on marketable securities (net of $9.8 million of deferred tax liabilities) from accumulated other comprehensive loss to investments in partnerships, to reflect the application of the equity method.

The exchange offer

On August 4, 2004, we completed the private offering of the senior notes. References to notes in this prospectus are references to both the senior notes and the exchange notes.

We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and we agreed to complete the exchange offer by February 1, 2005 or to pay an increased rate of interest on the senior notes from that date until they become freely tradeable. In the exchange offer, you are entitled to exchange your senior notes for exchange notes which are identical in all material respects to the senior notes except that:

•	the exchange notes have been registered under the Securities Act of 1993, as amended;

•	the exchange notes are not entitled to registration rights under the registration rights agreement; and

•	certain contingent interest rate provisions are no longer applicable.

The exchange offer

We are offering to exchange up to $400,000,000 aggregate principal amount of our 7% Senior Notes, Series B, due 2011 (which we refer to as the exchange notes) for a like aggregate principal amount of our outstanding 7% Senior Notes, Series A, due 2011 (which we refer to as the senior notes). Senior notes may only be exchanged in integral multiples of $1,000.

Resales

Based on an interpretation by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for senior notes may be offered for resale, resold and otherwise transferred by you (unless you are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes. Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for senior notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of distribution.”

Any holder of senior notes who:

•    is an affiliate of ours;

•    does not acquire exchange notes in the ordinary course of its business; or

•    tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in the no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration date; withdrawal of tenders

The exchange offer will expire at 5:00 p.m., New York City time, on October     , 2004, or such later date and time to which we extend the expiration date. A tender of senior notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any senior notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Procedures for tendering senior notes

If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the senior notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold senior notes through The Depository Trust Company, DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•    any exchange notes that you receive will be acquired in the ordinary course of your business;

•    you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

•    if you are a broker-dealer that will receive exchange notes for your own account in exchange for senior notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with exchange notes; and you are not an “affiliate” as defined in Rule 405 of the Securities Act, of ours or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special procedures for beneficial owners

If you are a beneficial owner of senior notes that are not registered in your name, and you wish to tender your senior notes in the exchange offer, you should contact the registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on you own behalf, you must, prior to completing and executing the letter of transmittal and delivering your senior notes, either make appropriate arrangements to register ownership of the senior notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed delivery procedures

If you wish to tender your senior notes and they are not immediately available or you cannot deliver your senior notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your senior notes according to the guaranteed delivery procedures set forth in this prospectus under “The exchange offer—Guaranteed delivery procedures.”

Conditions of exchange offer

The exchange offer is subject to customary conditions, which we may waive. Please read the section captioned “The exchange offer—Conditions to the exchange offer” of this prospectus for more information regarding the conditions to the exchange offer.

Effect on holders of senior notes

As a result of the making and completion of the exchange offer, we will have fulfilled covenant contained in the registration rights agreement, and accordingly, there will be no increase in the interest rate on the senior notes under the circumstances described in the registration rights agreement. If you are a holder of senior notes and you do not tender your senior notes in the exchange offer, you will continue to be entitled to all the rights and subject to all the limitations applicable to the senior notes under the indenture, except as noted above.

To the extent that the senior notes are tendered and accepted in the exchange offer, the trading market for any senior notes that remain outstanding could be adversely affected.

Consequences of failure to exchange

All untendered senior notes will continue to be subject to the restrictions on transfer provided for in the senior notes and in the indenture. In general, the senior notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the senior notes under the Securities Act.

Exchange agent

Suntrust Bank is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The exchange offer—Exchange agent” of this prospectus.

Use of proceeds	We will not receive any cash proceeds from the exchange offer.

Terms of the exchange notes

The exchange offer applies to $400,000,000 aggregate principal amount of the exchange notes. The form and terms of the exchange notes are the same as the form and terms of the senior notes except that the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the senior notes and will be entitled to the benefits of the indenture. See “Description of exchange notes.”

Issuer	Smithfield Foods, Inc.

Notes offered	$400,000,000 aggregate principal of 7% Senior Notes, Series B, due 2011.

Maturity	August 1, 2011.

Interest	Annual rate: 7%.

Interest payment dates	February 1 and August 1 of each year, commencing on February 1, 2005.

Optional redemption

At any time prior to August 1, 2007, we may redeem up to 35% of the original principal amount of the exchange notes with the proceeds of one or more equity offerings of our common shares at a redemption price of 107.00% of the principal amount of the exchange notes, together with accrued and unpaid interest, if any, to the date of redemption.

Mandatory offers to purchase

The occurrence of a change of control (as defined herein), will be a triggering event requiring us to purchase all or a portion of your exchange notes at a price equal to 101% of the principal amount together with accrued and unpaid interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the exchange notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days to repay indebtedness (with a corresponding reduction in commitment) or to invest in assets related to our business.

Ranking

The exchange notes will be senior unsecured obligation and will rank equally in right of payment to all of our existing and future unsecured and unsubordinated indebtedness, including our existing $350.0 million aggregate principal amount of 7 3/4% Senior Notes due 2013 (the “2003 Senior Notes”), and $300.0 million aggregate principal amount of 8% Senior Notes due 2009 (the “2001 Senior Notes”) and senior to our existing and future subordinated indebtedness, including our existing $182.1 million aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2008 (the “Senior Subordinated Notes”). The notes will be effectively subordinated to all of our existing and future senior secured indebtedness to the extent of the value of the assets securing that indebtedness.

As of August 1, 2004, on a pro forma basis after giving effect to the issuance of the notes and the application of the proceeds from the notes, our aggregate principal amount of indebtedness, including capital lease obligations, was approximately $1,969.2 million, of which $741.3 million was senior secured indebtedness.

The exchange notes will not be guaranteed by any of our subsidiaries and will be subordinated to all of the obligations and liabilities of our subsidiaries.

As of August 1, 2004, the aggregate principal amount of indebtedness of our subsidiaries was approximately $279.4 million, excluding capital lease obligations and guarantees of our senior secured notes and our $900 million revolving credit facility (which we refer to as the U.S. Revolver).

Risk factors

In evaluating an investment in the exchange notes, prospective investors should carefully consider the following risk factors, as well as the other information set forth in or incorporated by reference into this prospectus:

Risk factors relating to the exchange notes

Our indebtedness exposes us to some risks and could impair our ability to operate.

We currently have a significant amount of outstanding indebtedness and, subsequent to this offering, we will remain significantly leveraged. As of August 1, 2004, on a pro forma basis after giving effect to the issuance of the notes and the application of the proceeds from the notes, our indebtedness was $1,969.2 million and our availability under the U.S. Revolver was $679.3 million after giving effect to $111.0 million of outstanding letters of credit. In addition, our international credit facilities for our Polish subsidiaries (which we collectively refer to as the “International Facilities” and, together with the U.S. Revolver, the “Credit Facilities”), while substantially drawn, provided us approximately an additional $1.9 million of availability, after giving effect to outstanding letters of credit, as of August 1, 2004. The indenture relating to the notes permits us to incur additional indebtedness, including indebtedness ranking equally with the notes, subject to some limitations. See “Capitalization” and “Description of exchange notes.” The degree to which we are leveraged could have important consequences to us, including:

•	increased vulnerability to adverse general economic, industry and competitive conditions,

•	impaired ability to obtain additional financing for future working capital, capital expenditures, acquisitions, general corporate purposes or other purposes,

•	dedication of a significant portion of our cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations and future business opportunities; and

•	exposure to interest rate risk because certain of our borrowings, primarily borrowings under the Credit Facilities, are and are expected to continue to be at variable rates of interest.

In addition, the terms of the Credit Facilities, the Senior Secured Notes, the 2003 Senior Notes, the 2001 Senior Notes, the Senior Subordinated Notes, the notes and other debt agreements include some covenants which could limit our operating and financial flexibility. See the risk factor below “—Covenants in our various debt agreements restrict our business in many ways and failure to comply may result in adverse action by our lenders.” Our ability to make scheduled payments of principal or interest on, or refinance, our indebtedness depends on our future business performance, which is subject to economic, financial, competitive and other factors beyond our control.

Because we are a holding company, the notes will be effectively subordinated to the obligations of our subsidiaries.

Because we are a holding company that conducts our operations through our subsidiaries, our ability to meet our obligations under our indebtedness, including payment of principal and interest on the notes, depends on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or advance or repay funds to us. In addition, any of our rights (including the rights of the holders of the notes) to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any subsidiary will be subject to the prior claims of that subsidiary’s creditors (except to the extent we may ourselves be a creditor of that subsidiary), including that subsidiary’s trade creditors and our creditors who have obtained guarantees from the subsidiaries. As a result, the notes will be structurally subordinated to the obligations and liabilities of all of our subsidiaries.

In addition, the indenture governing the notes will, subject to some limitations, permit our subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by our subsidiaries.

The notes will be effectively subordinated to our secured debt.

Because the notes will be unsecured, they will effectively be subordinated to our secured debt to the extent of the value of the assets securing our secured debt. In the event of a bankruptcy or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on the exchange notes. As of August 1, 2004, on a pro forma basis after giving effect to the issuance of the notes and the application of the proceeds from the notes, we would have had outstanding approximately $741.3 million of secured debt.

If we receive an “investment grade” rating you will no longer have the benefit of many of the covenants.

If at any time the notes receive an “investment grade” rating from Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and Moody’s Investors Service, Inc., then, subject to additional conditions, we will no longer be subject to most of the covenants set forth in the indenture, the indenture relating to the 2003 Senior Notes and the indenture relating to the 2001 Senior Notes. If most of the covenants have ceased to apply to us as a result of achieving those ratings, those covenants will not be restored, even if the notes are later rated below investment grade by either or both of the rating agencies.

Covenants in our various debt agreements restrict our business in many ways and failure to comply with them may result in adverse action by our lenders.

Our various debt agreements, including the indenture, the Credit Facilities, the Senior Secured Notes, the 2003 Senior Notes, the 2001 Senior Notes and the Senior Subordinated Notes, contain certain covenants, including financial covenants, that require the maintenance of certain levels and ratios for working capital, net worth, current ratio, fixed charges, capital expenditures and, among other restrictions, limit additional borrowings, the acquisition, disposition and leasing of assets and payment of dividends to shareholders.

In late 2002 and April 2003, we obtained amendments to our U.S. Revolver and our Senior Secured Notes to suspend certain financial covenants and to make certain financial covenants less restrictive due to unfavorable market conditions. The suspension period under the U.S. Revolver was terminated, as permitted, on July 31, 2004 at our request and the original covenants were reinstated. The suspension period under our Senior Secured Notes continued until the end of the first quarter of fiscal 2005 (August 1, 2004). As part of the amendment to the Senior Secured Notes, the consolidated funded debt to capitalization covenant and senior consolidated funded debt to capitalization covenant were made maintenance covenants. In addition, the calculation of our leverage ratio in connection with an acquisition by us was conformed to the U.S. Revolver, and additional pro forma covenant compliance requirements must be met in order to make an acquisition. After the suspension period, we became subject to the suspended covenants at their original levels (except that the consolidated working capital covenant will remain at the amended higher level and consolidated funded debt to capitalization and senior consolidated funded debt to capitalization will remain maintenance covenants and the acquisition covenant will remain in effect).

As of the date of this prospectus, we are in compliance with the covenants and restrictions contained in our debt agreements. Should market conditions or our operating results become depressed in the future, we may have to request amendments to our covenants and restrictions and there can be no assurance that we will be able to obtain such relief. See “Description of other indebtedness—U.S. Revolver” and “—Senior Secured Notes.” The breach of any of these covenants or restrictions could result in a default that would permit our senior lenders, including lenders under the Credit Facilities, or the holders of the notes, the 2003 Senior Notes, the 2001 Senior Notes, the Senior Subordinated Notes or the Senior Secured Notes, as the case may be, to declare all amounts borrowed under the Credit Facilities, the notes, the 2003 Senior Notes, the 2001 Senior Notes, the Senior Subordinated Notes or the Senior Secured Notes to be due and payable, together with accrued and unpaid interest, and the commitments of the relevant senior lenders to make further extensions of credit under the Credit Facilities could be terminated. If there is an acceleration of our senior debt obligations, then the holders of our Senior Subordinated Notes may also declare those debt obligations to be due and payable. If we were unable to repay our indebtedness to our senior secured lenders, these lenders could proceed against the collateral securing that indebtedness.

We may not be able to satisfy our obligations to repurchase the notes upon a change of control.

Upon a change of control, we will be required to offer to purchase all of the outstanding notes, as well as the outstanding 2003 Senior Notes, 2001 Senior Notes, Senior Subordinated Notes and Senior Secured Notes, at a price equal to 101% (100% in the case of the Senior Secured Notes) of the principal amount outstanding on the date of repurchase plus accrued and unpaid interest, if any, to the date of repurchase. The change of control purchase feature of the notes, 2003 Senior Notes, the 2001 Senior Notes, the Senior Subordinated Notes and the Senior Secured Notes may in some circumstances discourage or make more difficult a sale or takeover of us. In particular, a change of control may also cause an acceleration of, or require an offer to repurchase under the notes, the Credit Facilities, the Senior Secured Notes, 2003 Senior Notes, the 2001 Senior Notes, the Senior Subordinated Notes and some of our other indebtedness, as well as debt of our subsidiaries. See “Description of exchange notes—Change of control.” The inability to repay that indebtedness, if accelerated, and to purchase all of the tendered notes, the 2003 Senior Notes, 2001 Senior Notes, Senior Subordinated Notes and the Senior Secured Notes would constitute an event of default under the indenture. We cannot assure you that we will have funds available to repurchase the tendered notes, the 2003 Senior Notes, the 2001 Senior Notes, the Senior Subordinated Notes and the Senior Secured Notes upon the occurrence of a change of control, or to repay the Credit Facilities, if accelerated. In addition, future debt we incur may limit our ability to repurchase the notes upon a change of control or require us to offer to redeem that debt upon a change of control. Moreover, the exercise by the holders of the notes of their repurchase right could cause a default under that debt, even if the change of control does not cause a default due to the financial effect on us of that purchase.

In addition to our current indebtedness, we may be able to incur substantially more debt, which could further increase the risks described above.

We may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. Additionally, as of August 1, 2004, the Credit Facilities would have permitted up to approximately $295.4 million of additional borrowings, subject to compliance with the covenants and conditions to borrowing under the Credit Facilities. All of those borrowings would be secured indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify. See “Description of exchange notes” and “Description of other indebtedness.”

If you do not exchange your senior notes in the exchange offer, your senior notes will continue to be subject to restrictions on transfer.

If you do not exchange your senior notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your senior notes described in the legend on the certificates of those notes. The restrictions on transfer of your senior notes arise because we issued the senior notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the senior notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the senior notes under the Securities Act.

If you do not exchange your senior notes in the exchange offer, then you may not be able to sell them in the secondary market.

The trading market for any senior notes that are not tendered in the exchange offer is likely to be significantly more limited than it is at present. Therefore, if you do not tender your senior notes in the exchange offer, then it may become more difficult for you to sell or transfer your unexchanged senior notes. This reduction in liquidity may in turn increase the volatility of the market price for the senior notes.

An active public market for the exchange notes may not develop.

The exchange notes will generally be freely transferable but will be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. We do not intend to apply for a listing of the exchange notes on any securities exchange or on any automated dealer quotation system. The exchange offer will not be conditioned upon any minimum or maximum aggregate principal amount of senior notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market for the exchange notes, or, in the case of non-exchanging holders of senior notes, the trading market for the senior notes following the exchange offer.

The liquidity of, and trading market for, the exchange notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

Risk factors relating to our business.

Our results of operations are cyclical and could be adversely affected by fluctuations in hog and cattle commodity prices.

We are largely dependent on the cost and supply of hogs, cattle and feed ingredients and the selling price of our products and competing protein products, all of which are determined by constantly changing market forces of supply and demand as well as other factors over which we have little or no control. These other factors include fluctuations in the size of herds maintained by North American hog and cattle suppliers, environmental and conservation regulations, import and export restrictions, economic conditions, weather, crop and livestock diseases and currency fluctuations. Additionally, commodity pork prices demonstrate a cyclical nature over periods of years, reflecting changes in the supply of fresh pork and competing proteins on the market, especially beef and chicken. For example, the Russian import ban on poultry products during fiscal year 2003 resulted in an increased supply of poultry in the U.S. protein market, resulting in a decline in fresh pork prices. This decline in fresh pork prices occurred in the same environment as falling hog prices, affecting our results of operations in both meat processing and hog production. We attempt to manage certain of these risks through the use of financial instruments, however this may also limit our ability to participate in gains from favorable commodity fluctuations. We cannot assure you that all or part of any increased costs that we experience from time to time can be passed along to consumers of our products directly or in a timely manner.

Any perceived or real health risks related to the food industry or increased government regulation could adversely affect our ability to sell our products.

We are subject to risks affecting the food industry generally, including risks posed by food spoilage or food contamination, evolving consumer preferences and nutritional and health-related concerns, consumer product liability claims, product tampering, the possible unavailability and expense of liability insurance and the potential cost and disruption of a product recall.

Our manufacturing facilities and products are subject to constant federal, state, local and foreign governmental inspection and extensive regulation in the food safety area, including governmental food processing controls. We have systems in place to monitor food safety risks throughout all stages of the manufacturing process (including the production of raw materials in the Hog Production Group). We cannot assure you that compliance with regulations and our procedures will necessarily mitigate the risks related to food safety or that the impact of a product contamination will not have a material adverse impact on our financial statements. In addition, we may not be able to comply with future material changes in these laws and regulations and future compliance could increase our operating costs.

Environmental regulation and related litigation could have a material adverse effect on us.

Our operations and properties are subject to extensive and increasingly stringent laws and regulations pertaining to, among other things, the discharge of materials into the environment and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. In addition, pursuant to a voluntary agreement with the State of North Carolina, we have committed to implement environmentally superior technologies that are economically feasible, for the management of swine waste as determined by a series of determinations from professors and researchers at North Carolina State University, the first of which was reported in July 2004. Failure to comply with any laws and regulations and future changes to them may result in significant consequences to us including civil and criminal penalties, liability for damages and negative publicity. Some requirements applicable to us may also be enforced by citizen groups.

We have incurred, and will continue to incur, significant capital and operating expenditures to comply with these laws and regulations. We cannot assure you that additional environmental issues will not require currently unanticipated investigations, assessments or expenditures, or that requirements applicable to us will not be altered in ways that will require us to incur significant additional costs.

Health risk to livestock could adversely affect production, the supply of raw materials and our business.

We are subject to risks relating to our ability to maintain animal health and control diseases. Livestock health problems could adversely impact production, supply of raw material to the Pork and Beef segments and consumer confidence. If our livestock is affected by disease, we may be required to destroy infected livestock, which could adversely affect our production or our ability to sell or export our products. Adverse publicity concerning any disease or health concern could also cause customers to lose confidence in the safety and quality of our food products, particularly as we expand our branded pork products.

In addition to risks associated with maintaining the health of our livestock, any outbreak of livestock disease in the United States results in a loss of consumer confidence in the protein products affected by the particular disease, adverse publicity and the imposition of export restrictions. For example, in December 2003, a single case of BSE was discovered in the State of Washington. As a result, beef imports from the U.S. have been banned by many foreign countries, including Japan, the largest importer of U.S. beef. Following the BSE discovery, our Beef segment recognized losses of $11.0 million due to a ban on certain exports, a drop in the live cattle supply and operating inefficiencies in the beef markets as a result of a lack of available cattle supply. It is not known at this time when export bans will be lifted, or the restrictions that may result if and when markets reopen.

Governmental authorities may take action prohibiting meat packers from owning livestock, which could adversely affect our business.

In the past, Congress has considered and the State of Iowa has adopted legislation that would prohibit or restrict meat packers from owning livestock. We cannot assure you that similar legislation affecting our operations will not be adopted at the federal or state levels in the future. Such legislation, if adopted and not successfully challenged, could have a material adverse impact on our operations and our financial statements.

Our acquisition strategy may prove to be disruptive and divert management resources.

We have has made numerous acquisitions in recent years and regularly review opportunities for strategic growth through acquisitions. These acquisitions may involve large transactions and present financial, managerial and operational challenges, including diversion of management attention from existing businesses, difficulty with integrating personnel and financial and other systems, increased expenses, including compensation expenses resulting from newly hired employees, assumption of unknown liabilities and potential disputes with the sellers. We could also experience financial or other setbacks if any of the businesses that we have acquired or may acquire in the future have problems of which we are not aware. In addition, acquisitions outside the U.S. may present unique difficulties and increase our exposure to those risks associated with international operations.

We are subject to risks associated with our international sales and operations.

Sales to international customers accounted for approximately seven percent of our sales in fiscal year 2004. International sales are subject to risks related to general economic conditions, imposition of tariffs, quotas, trade barriers and other restrictions (such as the beef import ban in fiscal year 2004), enforcement of remedies in foreign jurisdictions and compliance with applicable foreign laws, and other economic and political uncertainties. Furthermore, we conduct foreign operations in France, Poland and Romania, with these foreign operations being subject to the risks described above as well as risks related to fluctuations in currency values, translation of foreign currencies into U.S. dollars, foreign currency exchange controls, compliance with foreign laws and other economic or political uncertainties. In addition, we are engaged in joint ventures in Mexico, Brazil and China and have significant investments in Spain. Our investments in these ventures are also subject to these risks. As of August 1, 2004, approximately 16% of our long-lived assets were associated with our foreign operations.

We have significant credit exposure to certain customers.

Our ten largest customers represented approximately 30% of net sales for the fiscal year 2004. We do not have long-term sales agreements (other than to certain third-party hog customers) or other contractual assurance as to future sales to these major customers. In addition, continued consolidation within the retail industry has resulted in an increasingly concentrated retail base. To the extent this consolidation continues to occur, our net sales and profitability may be increasingly sensitive to a deterioration in the financial condition of or other adverse developments in our relationship with one or more customers.

Use of proceeds

We will not receive any cash proceeds from the exchange offer. Any senior notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. We used the net proceeds from the issuance of the senior notes, after deducting underwriting discounts, fees and expenses, to repay indebtedness under our U.S. Revolver. At August 1, 2004, this revolving credit facility bore interest at 3.37%. The repayment of amounts under this revolving credit facility did not reduce the lenders’ commitments under it. We expect to use the availability under this facility, together with internal funds, for additional capital expenditures and general corporate purposes, including expansion of our processed meats business and strategic acquisitions, including possible acquisitions of additional interests in the joint ventures and other investments that we currently have. For example, early in the second quarter of fiscal 2005, we increased our stake in the Spanish pork processor, Campofrío Alimentación S.A. from 15.2% to 22.4% for a cost of approximately $49 million.

Ratio of earnings to fixed charges

The following table sets forth the ratio of earnings to fixed charges for each of the last five fiscal years.

	13 Weeks Ended	Fiscal Year Ended
	August 1, 2004	May 2, 2004		April 27, 2003		April 28, 2002		April 29, 2001		April 30, 2000
Ratio of earnings to fixed charges	3.6x	2.7	x	1.1	x	3.9	x	4.4	x	2.4	x

For the purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before taxes (excluding capitalized interest). Fixed charges include interest on indebtedness (including capitalized interest), amortization of deferred debt issuance costs and an estimate of the interest portion of fixed rent expense.

Capitalization

The following table sets forth:

•	our actual capitalization as of August 1, 2004, and

•	our capitalization as adjusted to give effect to the offering of the senior notes and the application of the net proceeds of the offering as described under “Use of proceeds.”

This table should be read along with “Selected historical consolidated financial data,” and the historical financial statements and related notes in our annual report on Form 10-K for the fiscal year ended May 2, 2004 as well as the information presented in our quarterly report on Form 10-Q for the 13 weeks ended August 1, 2004 filed with the SEC.

	As of August 1, 2004
(in millions)	Actual	As adjusted

Cash and cash equivalents	$62.7	$62.7

U.S. Revolver (1)	$504.0	$109.7
International Facilities (2)	28.1	28.1
Notes payable	36.5	36.5
Long-term debt and capital lease obligations:
Senior Secured Notes (3)	344.7	344.7
Other subsidiary debt obligations	214.8	214.8
7% Senior Notes due 2011	—	400.0
7 3/4% Senior Notes due 2013	350.0	350.0
8% Senior Notes due 2009 (3)	299.8	299.8
7 5/8% Senior Subordinated Notes due 2008 (3)	178.1	178.1
Capital lease obligations	7.5	7.5

Total debt (including capital lease obligations)	1,963.5	1,969.2
Less current portion of long-term debt, notes payable and capital lease obligations	(121.1)	(121.1)

Total long-term debt (including capital lease obligations)	1,842.4	1,848.1
Total shareholders’ equity	1,609.5	1,609.5

Total capitalization	$3,451.9	$3,457.6

(1)  As of August 1, 2004, after giving effect to the offering of the notes and the application of the net proceeds therefrom, we would have had outstanding borrowings of $109.7 million and availability of $679.3 million under the U.S. Revolver after giving effect to $111.0 million of outstanding letters of credit. The amount outstanding under the U.S. Revolver fluctuates throughout the year depending on our working capital and other needs.

(2)    Our consolidated Polish operations maintain a $30.0 million U.S. equivalent credit facility maturing in June 2006. As of August 1, 2004, we had outstanding borrowings of approximately $28.1 million U.S. equivalent under the Polish credit facility.

(3)    Pursuant to GAAP, reflects mark-to-market adjustments for fair value interest rate swaps.

Selected historical consolidated financial data

In the table below, we provide you with our selected historical consolidated financial data. We have prepared this information using our consolidated financial statements for the three years ended May 2, 2004 and for the 13 weeks ended August 1, 2004 and July 27, 2003. The financial statements for the three fiscal years ended May 2, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm. The consolidated condensed financial statements for the 13 week periods ended August 1, 2004 and July 27, 2003 have not been audited.

When you read this selected historical consolidated financial data, it is important that you read along with it the historical financial statements and related notes in our annual and quarterly reports filed with the SEC, as well as the section of our annual and quarterly reports titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Fiscal year ended						13 weeks ended
(in millions, except percentages and ratios)	April 28, 2002		April 27, 2003		May 2, 2004		July 27, 2003		August 1, 2004
Statement of Income Data:
Sales	$6,604.9		$7,135.4		$9,267.0		$1,981.6		$2,651.7
Cost of sales	5,719.0		6,533.2		8,328.1		1,805.7		2,393.7

Gross profit	885.9		602.2		938.9		175.9		258.0
Selling, general and administrative expenses	500.3		497.9		570.8		122.0		147.2
Interest expense	88.8		87.8		121.3		27.5		27.6
Gain on sale of IBP, inc. common stock (1)	(7.0)		—		—		—		—

Income from continuing operations before income taxes	303.8		16.5		246.8		26.4		83.2
Income taxes	115.8		4.6		84.1		8.8		28.3

Income from continuing operations	188.0		11.9		162.7		17.6		54.9
Income from discontinued operations, net of tax (2)	8.9		14.4		64.4		4.5		—

Net income (2)	$196.9		$26.3		$227.1		$22.1		$54.9

Statement of Cash Flows Data:
Net cash flows from operating activities	$292.4		$58.1		$310.9		$(12.9)		$(84.4)
Net cash flows from investing activities	(263.1)		(266.0)		(456.1)		(81.2)		(72.1)
Net cash flows from financing activities	(24.3)		209.5		154.9		91.3		145.0

Other Data:
Capital expenditures	$156.8		$172.0		$151.4		$29.9		$35.3
Ratio of earnings to fixed charges (3)	3.9	x	1.1	x	2.7	x	1.8	x	3.6	x
Amortization expense	$7.5		$6.7		$7.6		$1.7		$1.7
Balance Sheet Data (end of period):
Working capital	$798.5		$833.0		$1,056.6		$891.2		$1,153.8
Total assets (5)	3,872.7		4,210.6		4,785.6		4,367.1		4,919.3
Long-term debt and capital lease obligations (4)	1,304.6		1,523.1		1,696.8		1,629.1		1,842.4
Shareholders’ equity (5)	1,362.8		1,299.2		1,598.9		1,329.7		1,609.5
Other Operational Data:
Total hogs processed	19.3		20.1		24.7		4.9		6.3
Processed meat sales (pounds)	1,933.2		1,955.1		2,450.0		488.3		614.1
Fresh beef sales (pounds)	880.2		1,489.7		1,363.7		364.5		324.4
Total hogs sold	12.2		12.9		14.5		3.1		3.5

Notes to selected historical consolidated financial data

(1)  Reflects a gain of $7.0 million for the fiscal year ended April 28, 2002 on the sale of shares of IBP, inc. common stock.

(2) Fiscal 2004 income from discontinued operations and net income include a gain of $49.0 million, net of tax of $27.0 million, from the sale of Schneider Corporation.

(3)  For the purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before taxes, (excluding capitalized interest). Fixed charges include interest on indebtedness (including capitalized interest), amortization of deferred debt issuance costs and an estimate of the interest portion of fixed rent expense.

(4)  As of July 27, 2003, long term debt and capital lease obligations were reclassified to reflect $79.1 million related to discontinued operations.

(5)  Reflects the reclassifications of our May 2, 2004 balance sheet as discussed in the recent developments section of this prospectus.

Description of other indebtedness

As of August 1, 2004, we had outstanding the following other indebtedness (excluding capital lease obligations):

(in millions)	August 1, 2004

U.S. Revolver	$504.0
International Facilities	28.1
Notes payable	36.5
Senior Secured Notes (1)	344.7
Other subsidiary debt	214.8
7 3/4% Senior Notes due 2013	350.0
8% Senior Notes due 2009 (1)	299.8
7 5/8% Senior Subordinated Notes due 2008 (1)	178.1

Total debt	1,956.0

Less amounts classified as current maturities	(118.7)

Total long-term debt	$1,837.3

As of August 1, 2004, our debt obligations had the following maturities over the next five years:

Fiscal year (in millions)	Amount

2005	$102.6	(2)
2006	95.6
2007	730.6
2008	215.5
2009	36.5
(1)	Pursuant to GAAP, reflects mark-to-market adjustments for fair value interest rate swaps.
(2)	Includes notes payable of $36.5 million.

U.S. Revolver

In late 2002 and April 2003, we obtained amendments to our U.S. Revolver to suspend certain financial covenants (consolidated leverage covenant and domestic inventory and receivables to borrowings under the U.S. Revolver (including letters of credit) covenant), to make certain financial covenants less restrictive (consolidated interest coverage covenant) and to provide additional financial flexibility due to then existing unfavorable market conditions. As part of the amendment to our U.S. Revolver, we received additional commitments to increase the size of that facility from $750 million to $900 million, subject to a borrowing base limitation based on eligible domestic inventory and receivables. On July 26, 2004, as permitted, we elected to remove the borrowing base limitation on availability, effective July 31, 2004. Our U.S. Revolver matures on December 6, 2006. As of August 1, 2004, outstanding borrowings were $504 million under the U.S. Revolver (excluding $111.0 million of letters of credit). The average interest rate applicable to borrowings under this credit facility was 3.53% during fiscal year 2004. The borrowings under the U.S. Revolver are guaranteed by some of our existing subsidiaries, certain assets of which are security for U.S. Revolver and are included in the calculation of certain of our financial covenants. The administrative agent for the U.S. Revolver is JPMorgan Chase Bank.

The loans under the U.S. Revolver bear interest, at our option, at variable rates based on margins over the Federal Funds rate or LIBOR. The applicable interest margin for our borrowings may be increased or reduced based upon our leverage ratio, as defined in the U.S. Revolver. In addition to paying interest on outstanding borrowings under the U.S. Revolver, we are required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at a rate based upon our leverage ratio, as defined. As of July 31, 2004, we are required to maintain a consolidated interest coverage ratio of 3.00 to 1; inventory and receivables to borrowings under the U.S. Revolver (including letters of credit) of greater than or equal to 1.30 to 1; and consolidated leverage ratio of less than or equal to 3.75 to 1. As of August 1, 2004, our consolidated interest coverage ratio was 4.99 to 1; our consolidated leverage ratio was 3.02 to 1; and the ratio of inventory and receivables to borrowings under the U.S. Revolver (including letters of credit) was 2.38 to 1, each calculated in accordance with our U.S. Revolver. In addition, the U.S. Revolver imposes restrictions on indebtedness, liens, fundamental changes (e.g., mergers, sales of assets, etc., joint ventures and lines of business), investments, loans, advances, guarantees and acquisitions, hedging agreements, restricted payments, transactions with affiliates, restrictive agreements and sales and leaseback transactions.

International facilities

Our foreign subsidiaries had a total of approximately $28.1 million U.S. equivalent outstanding under the International Facilities at August 1, 2004.

Animex has a credit facility, that we have guaranteed, with Rabobank Polska S.A., as arranger, agent, security agent and pledge administrator, which provides for up to $100.0 million U.S. equivalent of committed credit, $30.0 million of which is available to us on a revolving credit basis, secured by all Animex assets including receivables, inventory, real estate, plant and equipment. The commitments under this credit facility are subject to a requirement that the sum of the indebtedness under this credit facility and indebtedness pari passu with the indebtedness under this credit facility cannot exceed the borrowing base calculated on the basis of Animex’s inventory and receivables. This credit facility contains financial covenants that require the maintenance of levels/ratios for net worth, current ratio and security coverage ratio. In addition, this credit facility imposes restrictions on indebtedness, loans and guarantees, disposals of assets and changes in the nature of Animex’s business and mergers.

Senior Secured Notes

We privately placed Senior Secured Notes with a group of institutional investors in June 1996, which are guaranteed by some of our subsidiaries and secured by various real and personal property. This placement included $9.9 million of seven-year 8.41% notes, $9.3 million of six-year 10.75% notes, $100.0 million of seven-year 8.52% notes, $14.0 million of seven-year 9.85% notes and $14.8 million of five-year 8.41% notes (the “Series B-H Notes”) the unamortized portion of which remained outstanding as of August 1, 2004. We restated the Series B-H Notes dated as of October 1999 and privately placed our second placement, consisting of $100.0 million of ten-year 7.89% notes, $50.0 million of ten-year variable rate notes, $50.0 million of ten-year 8.44% notes and $25.0 million of ten-year LIBOR rate notes (the “Series I-L Notes”). The Series I-L Notes were also guaranteed by some of our subsidiaries and secured by various real and personal property. In June 2000, we privately placed

Senior Secured Notes with a group of institutional investors, which are also guaranteed by some of our subsidiaries and secured by various real and personal property. The placement included $75.0 million of six-year 8.25% notes (the “Series M Notes”). In March 2002, we privately placed Senior Secured Notes with a group of institutional investors, which are also guaranteed by some of our subsidiaries and secured by various real and personal property. The placement consisted of $25.0 million of 5/10 year reset rate notes and $30.0 million adjustable rate 5/10 year notes (the “Series O-P Notes” and together with the Series I-L Notes and the Series B-H Notes, the “Senior Secured Notes”). We may at any time prepay the principal amount of the Senior Secured Notes in part or in whole, and upon a change of control the holders may require us to repurchase them at a price equal to 100% of their principal amount, in each event together with a make-whole amount and accrued and unpaid interest.

In late 2002 and April 2003, we obtained amendments to our Senior Secured Notes to suspend the consolidated funded debt to EBITDA covenant and consolidated senior debt to EBITDA covenant, to make the fixed charges coverage covenant less restrictive and to make the consolidated funded debt to capitalization covenant and senior consolidated funded debt to capitalization covenant maintenance covenants. The amendments also provide that up to $100 million of unfunded pension liabilities will be excluded from the calculation of consolidated funded debt to capitalization and senior consolidated funded debt to capitalization during the suspension period, as defined. In addition, the calculation of our leverage ratio in connection with an acquisition by us was conformed to the U.S. Revolver, and additional pro forma covenant compliance requirements must be met in order to make an acquisition. Collectively, we believe that these changes provide us with additional financial flexibility. The relief under our Senior Secured Notes began in the third quarter of fiscal 2003 and ended at the end of the first quarter of fiscal 2005 (August 1, 2004). We referred to this as the suspension period. The Senior Secured Notes require the maintenance of a minimum fixed charges coverage ratio, as defined in the Senior Secured Notes. As of August 1, 2004, our fixed charges coverage ratio was 2.16 to 1 calculated in accordance with the Senior Secured Notes, and we were required to maintain a fixed charges coverage ratio of 1.00 to 1 through the end of the suspension period. In addition to the fixed charges coverage ratio, the Senior Secured Notes also contain financial covenants relating to the maintenance of levels and/or ratios regarding current ratio, consolidated working capital, consolidated funded debt to capitalization, senior consolidated funded debt to capitalization and consolidated tangible net worth. In addition, the Senior Secured Notes impose restrictions on, among other things, restricted payments and investments, restrictions on dividends, liens, mergers and acquisitions, transfers of property and subsidiary stock, entering new lines of business, transactions with affiliates and guarantees. Since the end of the suspension period, we are required to maintain certain financial covenants at their original levels (fixed charges coverage, as defined, of greater than or equal to 1.50 to 1; consolidated funded debt to EBITDA, as defined, of less than or equal to 4.00 to 1; and consolidated senior funded debt to EBITDA, as defined, of less than or equal to 3.20 to 1). We are also required to maintain a consolidated working capital, as defined, of greater than or equal to $250 million. The consolidated funded debt to capitalization covenant and senior consolidated funded debt to capitalization covenant remained maintenance covenants after the suspension period. The amendments also provide for potential increases in the interest rate on all of the Senior Secured Notes during the suspension period. The interest rate increase was 0.50% for the fourth quarter of fiscal year 2003. Thereafter, the additional interest rate increases ranged from 0% to 1.50% depending on our consolidated funded debt to EBITDA ratio, as defined. Current rates of interest on the Senior Secured Notes range from 2.7% to 10.75%.

7 3/4% senior notes due 2013

In May 2003, we issued $350 million of 7 3/4% Senior Notes due 2013, referred to as 2003 Senior Notes. Interest on the 2003 Senior Notes is payable in semiannual installments. The 2003 Senior Notes mature on May 15, 2013. The 2003 Senior Notes rank equal to the notes offered by this offering memorandum and have substantially similar covenants and terms.

8% senior notes due 2009

In October 2001, we issued $300 million of 8% Senior Notes due 2009, referred to as the 2001 Senior Notes. Interest on the 2001 Senior Notes is payable in semi-annual installments and mature on October 15, 2009. The 2001 Senior Notes rank equal to the notes offered by this offering memorandum and have substantially similar covenants and other terms.

7 5/8% senior subordinated notes due 2008

In February 1998, we issued $200.0 million of 7 5/8% Senior Subordinated Notes due 2008. Interest on the Senior Subordinated Notes is payable in semi-annual installments and the notes mature on February 15, 2008. The Senior Subordinated Notes are unsecured and subordinated to all future and existing senior indebtedness. The Senior Subordinated Notes are not guaranteed by any of our subsidiaries. The holders, upon a change of control, may require us to repurchase them at a price equal to 101% of their principal amount, together with accrued and unpaid interest. The Senior Subordinated Notes impose restrictions on indebtedness, layering, restricted payments, agreements that restrict distributions from restricted subsidiaries, sales of assets, transactions with affiliates, sales or issuances of capital stock of restricted subsidiaries, liens and future guarantees.

Other debt

Various subsidiaries and other entities that we are required under GAAP to consolidate have other debt agreements reflected in our balance sheet. As of August 1, 2004, there was approximately $279.4 million outstanding under these agreements. In the table of indebtedness shown above, this amount includes International Facilities, Notes payable and Other subsidiary debt. The principal debt agreements in this group are the following:

Our Polish operations have total debt outstanding of approximately $138.4 million outstanding as of August 1, 2004, the majority of which was borrowed under the $100.0 million U.S. equivalent commitment described above under “—International facilities.”

Our subsidiaries in France have term credit agreements with various French banks. The aggregate outstanding borrowings for all our French subsidiaries were approximately $78.2 million U.S. equivalent as of August 1, 2004. Most of these credit agreements impose restrictions on authorized capital, guarantees, dispositions of assets and lines of business.

As of August 1, 2004, approximately $23.3 million of industrial and environmental facility revenue bonds were outstanding at Stefano Foods, Smithfield Ham and Products and BEST BioFuels.

Distribution Development, LLC, a consolidated joint venture, privately placed certain senior secured notes with a group of institutional investors in April 1998. This placement consisted of $14.1 million of 7.22% notes, of which approximately $7.3 million was outstanding as of August 1, 2004. Our subsidiary, John Morrell & Co., leases a cold storage distribution center built with the proceeds of those notes, and we have guaranteed the lease.

Guarantees

As part of our business, we are a party to various financial guarantees and other commitments. As of August 1, 2004, we had guarantees for the financial obligations of certain unconsolidated joint ventures and hog farmers. The financial obligations are: $66.0 million of debt borrowed by one of our Mexican joint ventures, Agroindustrial del Noroeste, S. de R. L. de C. V. (“Norson”); up to $6.0 million of loans obtained by strategically important farmers under contract to the Hog Production Group; up to $3.5 million of liabilities with respect to currency swaps executed by one of our Mexican joint ventures, Granjas Carroll de Mexico; and $2.5 million with respect to debt borrowed by one of our Brazilian joint ventures, Carroll’s Foods do Brasil S.A. The covenants in the guarantee relating to Norson’s debt incorporate our covenants under the U.S. Revolver.

The exchange offer

General

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to $400,000,000 aggregate principal amount of exchange notes for a like aggregate principal amount of the senior notes. For the exchange offer to be effected, the senior notes must be properly tendered on or prior to the date the exchange offer expires and the senior notes cannot have been properly withdrawn. The exchange offer is being made with respect to all of the senior notes.

As of the date of this prospectus, the aggregate principal amount of the senior notes is $400,000,000. This prospectus, together with the letter of transmittal, is first being sent on or about September     , 2004, to all registered holders of the senior notes. Our obligation to accept senior notes for exchange is subject to certain conditions set forth under “Conditions to the exchange offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the exchange offer

The senior notes were issued on August 4, 2004 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the senior notes may not be reoffered, resold, or otherwise transferred unless registered under the Securities Act or any applicable securities law or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available. At the time we issued the senior notes, we entered into a registration rights agreement with the initial purchasers of the senior notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the senior notes for exchange notes. We also agreed to use our reasonable best efforts to cause such offer to be consummated within 180 days following the issuance of the outstanding notes. The form and terms of the exchange notes are the same as the form and terms of the senior notes, except that the exchange notes will have been registered under the Securities Act and will not bear legends redistricting their transfer.

Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the senior notes and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•    if pursuant to any law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC we are not permitted to effect the exchange offer as contemplated by the exchange and registration rights agreement;

•    if any senior notes validly tendered in the exchange offer are not exchanged for exchange notes within 180 days after the issuance of the senior notes; or

•    if the initial purchasers of the outstanding notes so requests (but only with respect to any outstanding notes not eligible to be exchanged for exchange notes in the exchange offer).

If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay liquidated damages to holders of the outstanding notes.

The objective of the exchange offer is to make the exchange notes freely transferable by the holders without further registration or any prospectus delivery requirements under the Securities Act of 1933.

Each holder of outstanding notes that wishes to exchange senior notes for exchange notes in the exchange offer will be required to make the following representations:

•    any exchange notes will be acquired in the ordinary course of its business;

•    such holder has no arrangement with any person to participatein the distribution of the exchange notes; and

•    such holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of the Company or if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of distribution”.

Resale of exchange notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for senior notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•    such holder is not an “affiliate” of Smithfield within the meaning of Rule 405 under the Securities Act;

•    such exchange notes are acquired in the ordinary course of business of the holder’s business; and

•    the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•    cannot rely on the position of the staff or the SEC enunciated in “Exxon Capital Holdings Corporation” or similar interpretative letters; and

•    must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale of or other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the senior notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that where such senior notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of distribution” for more details regarding the transfer of exchange notes.

Terms of the exchange

Subject to the terms and conditions set forth in this prospectus and the letter of transmittal we will accept for exchange any senior notes properly tendered and not properly withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of senior notes surrendered upon the exchange offer. Senior notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes will be substantially identical to the forms and terms of the senior notes except that the exchange notes:

•    will be registered under the Securities Act;

•    will not bear legends restricting their transfer; and

•    will not provide for any additional interest upon our failure to fulfill our obligation under the registration rights agreement to file, and cause to be effective, a registration statement.

The exchange notes will evidence the same debt as the senior notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the senior notes. Consequently, both series will be treated as a single class of debt securities under the indenture. For a description of the indenture, see “Description of the exchange notes” below.

The exchange offer is not conditioned upon any minimum aggregate principal amount of senior notes being tendered or accepted for exchange.

As of the date of this prospectus, $400,000,000 aggregate principal amount of the senior notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of senior notes. There will be no fixed record date for determining registered holders of senior notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Senior notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the senior notes and the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered senior notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering the exchange notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any senior notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “Conditions to the exchange offer.”

Tendering holders of the senior notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the senior notes pursuant to the exchange offer.

Interest on each exchange note issued pursuant to the exchange offer will accrue from the last interest payment date to which interest was paid on the senior notes surrendered in the exchange offer. If no interest has been paid on the senior notes from the date of original issue of the senior notes, then interest will accrue from the date of original issue of the senior notes.

Expiration date; Extensions; Termination; Amendments

The exchange offer will expire at 5:00 p.m., New York City time on October     , 2004, unless in our sole discretion, we extend it.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of senior notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•    to delay accepting for exchange any of the senior notes;

•    to extend the exchange offer or to terminate the exchange offer and to refuse to accept senior notes not previously accepted if any of the conditions set forth below under “Conditions to the exchange offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•    subject to the terms of the exchange and registration rights agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the senior notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the senior notes of such amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

How to tender

Only a holder of senior notes may tender such senior notes in the exchange offer. To tender in the exchange offer, a holder must:

•    complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date;

•    comply with the guaranteed delivery procedures described below; or

•    comply with the DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•    the exchange agent must receive the senior notes along with the letter of transmittal; or

•    the holder must comply with the guaranteed delivery procedures described below; or

•    the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such senior notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “Exchange agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of the senior notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or senior notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose senior notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its senior notes, either:

•    make appropriate arrangements to register ownership of the senior notes in such owner’s name; or

•    obtain a properly completed bond power from the registered holder of the senior notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the senior notes tendered pursuant thereto are tendered:

•    by a registered holder who has not completed the box entitled “Special Issuance

Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•    for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any senior notes listed on the senior notes, such senior notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the senior notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any senior notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the senior notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•    DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that it is tendering senior notes that are the subject of such book-entry confirmation;

•    such participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered senior notes and withdrawal of tendered senior notes. Our determination will be final and binding. We reserve the absolute right to reject any senior notes not properly tendered or any senior notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular senior notes. Interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of senior notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of senior notes neither we, the exchange agent nor any other person will incur any liability for failure to give such satisfaction. Tenders of senior notes will not be deemed made until such defects or irregularities have been cured or waived. Any senior notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue exchange notes for senior notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•    senior notes or a timely book-entry confirmation of such senior notes into the exchange agent’s account at DTC; and

•    a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of senior notes will represent to us that, among other things:

•    any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•    the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•    if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•    the holder is not an initial purchaser, that has, or is reasonably likely to have an unsold allotment of the senior notes from the initial issuance of the senior notes;

•    if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for senior notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•    the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-entry transfer

The exchange agent will make a request to establish an account with respect to the senior notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of senior notes by causing DTC to transfer such senior notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of senior notes who are unable to deliver confirmation of the book-entry tender of their senior notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their senior notes according to the guaranteed delivery procedures described below.

Guaranteed delivery procedures

Holders wishing to tender their senior notes but whose senior notes are not immediately available or who cannot deliver their senior notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•    the tender is made through an eligible guarantor institution;

•    prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent’s message and notice of guaranteed delivery:

•    setting forth the name and address of the holder, the registered number(s) of such senior notes and the principal amount of senior notes tendered;

•    stating that the tender is being made; and

•    guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal, or a facsimile of the letter of transmittal, together with the senior notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•    the exchange agent receives such properly completed and executed letter of transmittal, or a facsimile of the letter of transmittal, as well as all tendered senior notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their senior notes according to the guaranteed delivery procedures set forth above.

Withdrawal Rights

Except as otherwise provided in this prospectus, holders of senior notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•    the exchange agent must receive a written notice, which may be by facsimile transmission or letter, of withdrawal at one of the addresses set forth below under “Exchange agent;” or

•    holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•    specify the name of the person who tendered the senior notes to be withdrawn;

•    identify the senior notes to be withdrawn (including the principal amount of such senior notes); and

•    where certificates for senior notes have been transmitted, specify the name in which such senior notes were registered, if different from that of the withdrawing holder.

If certificates for senior notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•    the serial numbers of the particular certificates to be withdrawn; and

•    a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless such holder is an eligible guarantor institution.

If senior notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn senior notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any senior notes so withdrawn not to have been validity tendered for purposes of the exchange offer. Any senior notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of senior notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such senior notes will be credited to an account maintained with DTC for senior notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn senior notes may be retendered by following one of the procedures described under “How to tender” above at any time on or prior to the expiration date.

Conditions to the exchange offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any senior notes, and we may terminate the exchange offer as provided in this prospectus before accepting any senior notes for exchange if in our reasonable judgment:

•    the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•    the exchange offer, or the making of any exchange by a holder of senior notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•    any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the senior notes of any holder that has not made to us:

•    the representations described under “Purpose of the exchange offer,” “How to tender” and “Plan of distribution” and

•    such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, it may delay acceptance of any senior notes by giving oral or written notice of such extension to their holders. During any such extensions, all senior notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any senior notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any senior notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non- acceptance or termination to the holders of the senior notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any senior notes tendered, and will not issue exchange notes in exchange for any such senior notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange agent

SunTrust Bank has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Facsimile:	By Registered or Certified Mail:	By Hand/Overnight Delivery:
(404) 588-7335	SunTrust Bank	SunTrust Bank
	Corporate Trust Depart. (mc008)	Corporate Trust Depart. (mc008)
	25 Park Place, 24th/ Floor	25 Park Place, 24th/ Floor
	Atlanta, Georgia 30303-2900	Atlanta, Georgia 30303-2900
	Attention: Jack Ellerin	Attention: Jack Ellerin

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $300,000. They include:

•    SEC registration fees;

•    fees and expenses of the exchange agent and trustee;

•    accounting and legal fees and printing costs; and

•    related fees and expenses.

Transfer taxes

We will pay all transfer taxes, if any, applicable to the exchange of senior notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

•    certificates representing senior notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the senior notes tendered;

•    tendered senior notes are registered in the name of any person other than the person signing the letter of transmittal; or

•    a transfer tax is imposed for any reason other than the exchange of senior notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of failure to exchange

Holders of senior notes who do not exchange their senior notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the senior notes:

•    as set forth in the legend printed on the senior notes as a consequence of the issuance of the senior notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•    otherwise set forth in the offering memorandum distributed in connection with the private offering of the senior notes.

In general, you may not offer or sell the senior notes unless they are registered under the Securities Act or the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the senior notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•    cannot rely on the applicable interpretations of the SEC; and

•    must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting treatment

We will record the exchange notes at the same carrying value as the senior notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes.

Solicitation of tenders

No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If such information or representations are given or made they should not be relied upon as though authorized by us. Neither the delivery of this prospectus nor any exchange made based on this prospectus will create any implication that there has been no change in our affairs since the dates of the information provided by this prospectus. The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of senior notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of senior notes in such jurisdiction. In any jurisdiction which the securities laws or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers and they are licensed under the laws of such jurisdiction.

Federal income tax consequences

The exchange of the senior notes for the exchange notes in the exchange offer should not constitute an exchange for federal income tax purposes. Consequently, (i) no gain or loss should be realized by a U.S. Holder upon receipt of the exchange notes; (ii) the holding period of the exchange notes should include the holding period of the senior notes exchanged therefor; and (iii) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the senior notes exchanged therefor immediately before the exchange. Even if the exchange of senior notes for the exchange notes were treated as an exchange, however, such an exchange should constitute a tax-free recapitalization for federal income tax purposes. Accordingly, the exchange notes should have the same issue price as the senior notes and a U.S. Holder should have the same adjusted basis and holding period in the exchange note as it had in the senior notes immediately before the exchange.

As used in this prospectus, the term “U.S. Holder” means a person who is, for United States federal income tax purposes, (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States; or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Holders of senior notes who are not U.S. Holders are urged to consult their own advisors regarding the tax consequences to them of an exchange of senior notes for exchange notes.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered senior notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any senior notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered senior notes.

Description of exchange notes

General

The Exchange Notes will be issued under the indenture, dated as of August 4, 2004, between SunTrust Bank, the trustee, and us. A copy of the indenture is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part and is available upon request at our address set forth under the heading “Incorporation of certain documents by reference.” This is the same indenture under which the senior notes were issued. SunTrust Bank also serves as the trustee under the indentures relating to our 2003 Senior Notes, 2001 Senior Notes and 1998 Notes.

The following description is only a summary of the provisions of the Indenture. This summary is qualified in its entirety by reference to all the provisions of the Indenture, including the definitions of certain terms therein and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939. Upon the issuance of the exchange notes, or the effectiveness of a shelf registration statement relating to the senior notes, the indenture will be subject to and governed by the Trust Indenture Act.

You will find the definitions of capitalized terms used in this description at the end of this section under the heading “Certain definitions.” For purposes of this description, references to the “Company,” “we,” “our” and “us” refer to Smithfield Foods, Inc. and not to its subsidiaries. References to “Notes” refers to both the senior notes and the exchange notes.

Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the office of the Trustee’s agent, Computershare Trust Company, located at 88 Pine Street, 19th Floor, New York, NY 10005), except that, at our option, payment of interest may be made by check mailed to the address of the registered holders of the Notes as such address appears in the Note Register. We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depositary Trust Company or its nominee in immediately available funds to The Depositary Trust Company or its nominee, as the case may be, as the registered holder of such global note.

The Notes will be our general unsecured, senior obligations, ranking equally in right of payment to any of our future senior indebtedness.

The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The exchange notes are new securities and there is currently no established market for the exchange notes. The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The exchange notes are expected to be eligible for trading in the PORTAL market. We do not intend to apply for a listing of the exchange notes on any securities exchange or an automated dealer quotation system.

Terms of the notes

The Notes will initially be limited to $400,000,000 aggregate principal amount, and will mature on August 1, 2011. The indenture permits us to issue an unlimited amount of notes, subject to compliance with the terms of the covenants described under “—Certain covenants—Limitation on indebtedness.”

Each Note will bear interest at a rate per annum shown on the front cover of this prospectus from the date of issuance, or from the most recent date to which interest has been paid or provided for, payable semiannually on February 1 and August 1 of each year, commencing February 1, 2005 to Holders of record at the close of business on the January 15 or July 15 immediately preceding the interest payment date.

Optional redemption

Prior to August 1, 2007, we may, upon not less than 30 nor more than 60 days notice, on any one or more occasions redeem up to 35% of the original principal amount of the Notes with the Net Cash Proceeds of one or more Public Equity Offerings at a redemption price of 107.00% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1)	at least 65% of the original principal amount of the Notes remains outstanding after each such redemption; and

(2)	the redemption occurs within 60 days after the closing of such Public Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by us.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

No sinking fund or redemption

Except as provided under the heading “Optional redemption” above, the Notes will not be redeemable at our option and will not be entitled to the benefit of any sinking fund.

Ranking

The Notes will be our general unsecured obligations that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes.

The Notes will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. In the event of our bankruptcy, liquidation, reorganization or other winding up or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Revolving Credit Facility, the Senior Secured Notes or other Secured Indebtedness, our assets that secure Secured Indebtedness will be available to pay obligations on the Notes only after all Indebtedness under such Revolving Credit Facility, the Senior Secured Notes and other Secured Indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding. The Notes are not guaranteed by our subsidiaries. As a result, the Notes are structurally junior to the obligations and liabilities of our subsidiaries.

As of August 1, 2004 on a pro forma basis after giving effect to this offering, the aggregate principal amount of indebtedness, including our capital lease obligations, was approximately $1969.2 million, of which $741.3 million was senior secured indebtedness. As of August 1, 2004, the aggregate principal amount of indebtedness of our subsidiaries was approximately $279.4 million, excluding capital lease obligations and guarantees of the Revolving Credit Facility and the Senior Secured Notes.

Change of control

Upon the occurrence of any of the following events (each, a “Change of Control”), each Holder will have the right to require us to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(i) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the fair market value of our assets on a consolidated basis, in one transaction or a series of related transactions, to any other Person or Persons or one or more of our Restricted Subsidiaries;

(ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire within one year), directly or indirectly, of more than 50% of our Voting Stock (or its successor by merger, consolidation or purchase of all or substantially all of its assets);

(iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by our shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(iv) the adoption of a plan relating to our liquidation or dissolution.

In the event that at the time of such Change of Control the terms of any Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then the Indenture requires that prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, we shall either (i) repay in full all Indebtedness or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph. We will first comply with the covenant in the preceding sentence before we will be required to make the Change of Control Offer or to purchase the Notes pursuant to the provisions described herein; provided that such compliance will not extend the time periods set forth in the Indenture for us to make an offer to repurchase the Notes in connection with a Change of Control.

Within 30 days following any Change of Control, we must mail a notice (the “Change of Control Offer”) to each Holder with a copy to the Trustee stating that: (1) that a Change of Control has occurred and that such Holder has the right to require us to purchase that Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); (4) that any Note not tendered will continue to accrue interest pursuant to its terms; (5) that, unless we default in the payment of the purchase price, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date; and (6) the instructions determined by us, consistent with this covenant, that a Holder must follow in order to have its Notes purchased or to cancel such order of purchase. On or before the Change of Control Payment Date, we must: (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee, all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by us. The Paying Agent shall promptly mail, to the Holders of Notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of the “Change of Control” covenant of the Indenture, the Trustee shall act as Paying Agent.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Securities Exchange Act of 1934 and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our Indenture obligations under this paragraph by virtue thereof.

The Change of Control purchase feature is a result of negotiations between us and the Initial Purchasers. We have no present plans to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future.

Subject to the limitations discussed below, we could, in the future, enter into transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit ratings.

If we are unable to repay all of our indebtedness that would prohibit repurchase of the Notes or are unable to obtain the consents of the holders of our indebtedness, if any, outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Notes, then we will have breached the “Change of control” covenant of the Indenture. This breach will constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to us by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes outstanding. In addition, the failure by us to repurchase Notes at the conclusion of the Change of Control Offer will constitute an Event of Default without any waiting period or notice requirements.

The occurrence of a Change of Control would constitute a default under the Revolving Credit Facility. In addition, certain events that may constitute a Change of Control under the Revolving Credit Facility and cause a default thereunder may not constitute a Change of Control under the Indenture. Furthermore, we are required upon the occurrence of certain change of control events (including but not limited to, certain events which would constitute a Change of Control) to make an offer to repurchase the 2003 Senior Notes, 2001 Senior Notes, the 1998 Notes and the Senior Secured Notes. Our future Indebtedness and that of our Subsidiaries may contain prohibitions on events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes, 2003 Senior Notes, the 2001 Senior Notes, the 1998 Notes or the Senior Secured Notes could cause a default under agreements evidencing such Indebtedness, even if the Change of Control itself does not, due to the financial effect to us of such repurchase. Finally, our ability to pay cash to the Holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases of either of the Notes or of any indebtedness outstanding that would prohibit such a Note repurchase.

The definition of “Change of Control” (see clause (i) of such definition) includes a disposition of all or substantially all of our property and assets and our Subsidiaries. With respect to the disposition of property or assets, the phrase “all or substantially all” as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law and is subject to judicial interpretation.

Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether we would be required to make an offer to repurchase the Notes as described above.

None of the provisions of the Indenture relating to a purchase of the Notes upon a Change of Control is waivable by our Board of Directors. Without the consent of each Noteholder affected thereby, after the mailing of the notice of a Change of Control Offer, no amendment of the Indenture may, directly or indirectly, affect the our obligation to consummate a Change of Control Offer or waive any default in the performance thereof or modify any of the provisions of the definitions with respect to any such offer.

Certain covenants

The Indenture contains covenants including, among others, the following:

Limitation on indebtedness.    (a) We will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that we and our Restricted Subsidiaries may Incur Indebtedness if on the date of the Incurrence of such Indebtedness the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00.

(b) Notwithstanding the foregoing paragraph (a), we and our Restricted Subsidiaries, as set forth below, may Incur the following Indebtedness:

(i) (A) Indebtedness of ours Incurred pursuant to the Revolving Credit Facility and (B) the Incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is nonrecourse to us or any Subsidiary of our (except for Standard Securitization Undertakings) in an aggregate principal amount for Indebtedness Incurred under clauses (A) and (B) and outstanding at any one time, not to exceed the greater of (x) $900.0 million, less the aggregate amount of all repayments of principal actually made under the Revolving Credit Facility since the Issue Date with Net Available Cash from Asset Dispositions pursuant to clause (a)(iii)(A) of the covenant described under “—Limitation on sales of assets” and (y) the Borrowing Base;

(ii) the incurrence of Indebtedness represented by the Notes;

(iii) Indebtedness (A) of ours to any Wholly Owned Subsidiary and (B) of any Restricted Subsidiary to us or any other Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any other subsequent transfer of any such Indebtedness (except to us or a Wholly Owned Subsidiary) will be deemed, in each case, an Incurrence of Indebtedness by us or such Restricted Subsidiary, as the case may be;

(iv) any Indebtedness (other than the Indebtedness described in clauses (i) or (iii) above) outstanding on the Issue Date, including the 2003 Senior Notes, the 2001 Senior Notes, the 1998 Notes and the Senior Secured Notes then in existence and the Guarantees related thereto, and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iv) or paragraph (a);

(v) Indebtedness represented by the Subsidiary Guarantees and Guarantees of Indebtedness Incurred pursuant to clause (i) above;

(vi) Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business;

(vii) Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into for bona fide hedging purposes in the ordinary course of business;

(viii) Indebtedness (in addition to Indebtedness described in clauses (i), (iii) and (iv)) of ours or any Restricted Subsidiary attributable to Capitalized Lease Obligations, or Incurred to finance the acquisition, construction or improvement of fixed or capital assets, or constituting Attributable Debt in respect of Sale/Leaseback Transactions, in an aggregate principal amount at any time outstanding, since the Issue Date, not in excess of $50.0 million;

(ix) Indebtedness of a Restricted Subsidiary issued and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by us (other than Indebtedness Incurred (A) as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by us or (B) otherwise in connection with, or in contemplation of, such acquisition) and any Refinancing Indebtedness with respect thereto; provided, however, that on the date of any such acquisition of a Restricted Subsidiary, we shall have been able to Incur at least an additional $1.00 of Indebtedness under paragraph (a) above after giving effect to such acquisition; and

(x) Indebtedness (in addition to Indebtedness described in clauses (i)-(ix)) in a principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (x) since the Issue Date and then outstanding, will not in the aggregate exceed $50.0 million.

(c) Notwithstanding the foregoing, we will not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Indebtedness unless such Indebtedness (i) will be subordinated to the Notes to at least the same extent as such Subordinated Indebtedness and (ii) will not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded.

(d) No Subsidiary Guarantor will incur any indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Indebtedness of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Indebtedness.

(e) We will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Indebtedness; provided, however, if any such Indebtedness ceases to be Non-Recourse Indebtedness, such event shall be deemed to constitute an Incurrence of Indebtedness by us or a Restricted Subsidiary.

(f) For purposes of determining compliance with this “Limitation on indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, we, in our sole discretion, shall classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses. All Indebtedness outstanding on the Issue Date under the Revolving Credit Facility shall be deemed initially Incurred on the Issue Date under clause (i) of the second paragraph of this covenant.

(g) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that we may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments.    (a) We Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of our or its Capital Stock, as applicable, (including any payment in connection with any merger or consolidation involving the Company) except (x) dividends or distributions payable solely in our or its Capital Stock, as applicable, (other than Disqualified Stock) and (y) dividends or distributions payable to us or any of our Subsidiaries (and, if such Subsidiary is not directly or indirectly owned 100% by us, to our other stockholders on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of us or any Restricted Subsidiary held by Persons other than us or any of our Subsidiaries, (iii) purchase, repurchase, redeem, prepay interest, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness or Guarantor Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness or Guarantor Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition) or (iv) make any Restricted Investment in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment referred to in clauses (i) through (iv) being herein referred to as a “Restricted Payment”) if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) we could not Incur at least an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “—Limitation on indebtedness”; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by our Board of Directors, whose determination shall be conclusive and evidenced by a resolution of our Board of Directors) declared or made subsequent to the Issue Date would exceed the sum of:

(A) $300.0 million;

(B) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) commencing on the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event ending more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

(C) the aggregate Net Cash Proceeds received by us from the issuance or sale of our Capital Stock (other than Disqualified Stock) or other cash capital contributions subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of ours and other than an issuance or sale to an employee stock ownership plan or other trust established by us or any of our Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness of such plan or trust and for which we or any Restricted Subsidiary is the lender or is liable as guarantor or otherwise);

(D) the fair market value (as determined in good faith by our Board of Directors) of shares of our Qualified Stock issued to acquire Additional Assets from a third party;

(E) the sum of (i) the amount by which our Indebtedness is reduced on our balance sheet upon the conversion or exchange (other than by a Subsidiary of ours) subsequent to the Issue Date, of any Indebtedness of ours or our Restricted Subsidiaries convertible or exchangeable for our Capital Stock (other than Disqualified Stock) (less the amount of any cash or other property (other than Capital Stock) distributed by us upon such conversion or exchange) and (ii) the aggregate Net Cash Proceeds received by us (less any contingent amounts that we may be required to refund or return) upon the conversion or exchange (other than by a Subsidiary of ours) subsequent to the Issue Date of any Indebtedness of ours or our Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock);

(F) the amount equal to the net reduction in Investments since the Issue Date in Unrestricted Subsidiaries resulting from (i) repayments of loans or advances or other transfers of assets to us or any Restricted Subsidiary from Unrestricted Subsidiaries or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by us or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was treated as a Restricted Payment (and, with respect to clauses (i) and (ii), without duplication of any amounts included in Consolidated Net Income); and

(G) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the net proceeds of such sale, liquidation or repayment and (y) the net book value of such Restricted Investment.

(b) So long as there is no Default or Event of Default continuing, the provisions of the foregoing paragraph (a) will not prohibit:

(i) any purchase, defeasance or redemption of our Capital Stock or Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, our Capital Stock other than Disqualified Stock and other than Capital Stock issued or sold to one of our Subsidiaries or an employee stock ownership plan or other trust established by us or any of our Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness by such plan or trust and for which we or any Restricted Subsidiary is the lender or is liable as a guarantor or otherwise); provided, however, that (A) such purchase, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale of Capital Stock shall be excluded in calculations under clause (3)(B) of paragraph (a);

(ii) any purchase, defeasance or redemption of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, our Subordinated Indebtedness that is Refinancing Indebtedness; provided, however, that (A) such Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so purchased or redeemed and (B) such purchase, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments;

(iii) the repurchase, redemption or other acquisition or retirement for value of our Subordinated Indebtedness of the Company or Guarantor Subordinated Indebtedness of any of our Restricted Subsidiaries pursuant to a “change of control” or “asset sale” covenant set forth in the indenture pursuant to which the same is issued and such “change of control” and “asset sale”

covenants are substantially identical in all material respects to the comparable provisions included in the Indenture; provided that such repurchase, redemption or other acquisition or retirement for value shall only be permitted if all of the terms and conditions in such provisions have been complied with and such repurchases, redemptions or other acquisitions or retirements for value are made in accordance with such indenture pursuant to which the same is issued and provided further that we have repurchased all Notes required to be repurchased by us pursuant to the terms and conditions described under the caption “Change of control” or “Certain covenants—Limitation on asset sales,” as the case may be, prior to the repurchase, redemption or other acquisition or retirement for value of such Subordinated Indebtedness or Guarantor Subordinated Indebtedness pursuant to the “change of control” or “asset sale” covenant included in such indenture; provided that such repurchase, redemption or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments;

(iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with paragraph (a); provided, however, that such dividend shall be included in subsequent calculations of the amount of Restricted Payments;

(v) any repurchase of an Equity Interest deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; or

(vi) Permitted Employee Payments in an aggregate amount not in excess of $5.0 million since the Issue Date; provided, however, that such payments shall be included in the calculation of Restricted Payments.

Limitation on sale/leaseback transactions.    We will not, and will not permit any of our Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1) we or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as determined by two of our Officers and set forth in an Officers’ Certificate delivered to the Trustee) of the property subject to such transaction;

(2) we or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Debt in respect of such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on indebtedness”;

(3) we or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction without securing the Notes by the covenant described under “—Limitation on liens”; and

(4) the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under “—Limitation on sales of assets” (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

Limitation on restrictions on distributions from restricted subsidiaries.    We will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on our Capital Stock or pay any Indebtedness or other obligations owed to us or any other Restricted Subsidiary, (ii) make any loans or advances to the Company or any other Restricted Subsidiary or (iii) transfer any of its property or assets to us or any other Restricted Subsidiary, except:

(1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including pursuant to the Indenture, the Revolving Credit Facility and the Senior Secured Notes then in existence;

(2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by us (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by us) and outstanding on such date;

(3) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to the Holders of the Notes taken as a whole than the original encumbrances and restrictions contained in such agreements;

(4) in the case of clause (iii) above, any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, any property or assets of ours or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements and (D) ordinary course provisions restricting the assignability of contracts;

(5) any restriction with respect to us or a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of us or such Restricted Subsidiary pending the closing of such sale or disposition;

(6) restrictions created in connection with a Qualified Receivables Transaction that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity; and

(7) any restriction by operation of applicable law.

Limitation on sales of assets.    (a) We will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) we or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition (as determined in good faith by our management, or if such Asset Disposition involves consideration in excess of $20.0 million, by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee), (ii) at least 75% of the consideration thereof received by us or such Restricted Subsidiary is in the form of cash and/or Cash Equivalents (except such requirement of cash and/or Cash Equivalents shall not apply to any property, plant, equipment or other facility closed and designated as unused, idle or obsolete by either Senior Management or by resolution of the Board of Directors, and in either case set forth in an Officers’ Certificate delivered to the Trustee) and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by us (or such Restricted Subsidiary, as the case may be) as follows:

(A) first, to the extent we or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness (other than Disqualified Stock or Subordinated Indebtedness) (and to correspondingly reduce commitments with respect thereto) within 365 days after the date of such Asset Disposition; (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent we or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by us or another Restricted Subsidiary) within 365 days from the date of such Asset Disposition; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase Notes and Pari Passu Indebtedness (including, without limitation, the 2003 Senior Notes and the 2001 Senior Notes) with similar asset sale provisions, pro rata at 100% of the tendered principal amount thereof (or 100% of the accreted value of such other Pari Passu Indebtedness so tendered, if such Pari Passu Indebtedness was offered at a discount) plus accrued and unpaid interest, if any, thereon to the purchase date and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any corporate purpose; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, we or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this covenant, we and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not yet applied in accordance with this covenant exceeds $10.0 million.

For the purposes of this covenant, the following are deemed to be cash: (x) the assumption of our Indebtedness (other than Disqualified Stock or our Subordinated Indebtedness) or any Restricted Subsidiary and the release of us or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by us or any Restricted Subsidiary from the transferee that are converted within 30 days by us or such Restricted Subsidiary into cash. Upon the completion of the application of the Net Available Cash from any Asset Disposition pursuant to this paragraph (a) above, the amount of Net Available Cash attributable to such Asset Disposition shall be deemed to be zero.

(b)  In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(iii)(C), we will be required to apply such Excess Proceeds (as defined below) to the repayment of the Notes and any other Pari Passu Indebtedness (including, without limitation, the 2003 Senior Notes and the 2001 Senior Notes) outstanding with similar provisions requiring us to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition as follows: (A) we will make an offer to purchase (an “Offer”) within ten days of such time from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness and (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, we will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount equal to the excess of the Excess Proceeds over the Note Amount at a purchase price of 100% of their principal amount plus accrued and unpaid interest (or 100% of the accreted value of such Pari Passu Indebtedness, if such Pari Passu Indebtedness was offered at a discount) to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture with respect to the Offer and in the documentation governing such Pari Passu Indebtedness with respect to the Pari Passu Offer. If the aggregate purchase price of the Notes tendered pursuant to the Offer and Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds will be available to us for use in accordance with clause (a)(iii)(D) above. We shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(iii)(A) and (a)(iii)(B) above) (“Excess Proceeds”) is less than $10.0 million (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c)  We will comply, to the extent applicable, with the requirements of Section 14(e) of the Securities Exchange Act of 1934 and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph (c) by virtue thereof.

Limitation on transactions with affiliates.    (a) We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or assets or the rendering of any service or the making of any Investment) with any Affiliate of the Company (an ”Affiliate Transaction”) on terms (i) that are less favorable to us or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s length dealings with a Person who is not an Affiliate and (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $10.0 million, are not in writing and have not been approved or negotiated and entered into on behalf of us or such Restricted Subsidiary by Senior Management acting pursuant to authorizing resolutions adopted by a majority of the members of the Board of Directors or by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above). In addition, any Affiliate Transaction involving aggregate payments or other transfers by us and our Restricted Subsidiaries in excess of $20.0 million will also require an opinion from an independent investment banking firm or appraiser, as appropriate, of national prominence, to the effect that the terms of such transaction are either (i) no less favorable to us or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s length dealings with a Person who is not an Affiliate or (ii) fair to us or such Restricted Subsidiary, as the case may be, from a financial point of view.

(b)  The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment or Permitted Investment permitted to be paid pursuant to the covenant described under “—Limitation on restricted payments,” (ii) the performance of our or our Restricted Subsidiary’s obligations under any collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (iii) payment of reasonable fees and compensation to employees, officers or directors as determined in good faith by our Board of Directors or Senior Management (including indemnification to the fullest extent permitted by applicable law, directors’ and officers’ insurance and similar arrangements, employment contracts, noncompetition and confidentiality agreements and similar instruments or payments) entered into in the ordinary course of business, (iv) maintenance in the ordinary course of business of reasonable benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, SERPs, split-dollar life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans as determined in good faith by our Board of Directors or Senior Management, (v) any transaction between us and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, (vi) transactions effected as part of a Qualified Receivables Transaction, (vii) any issuance by us of Capital Stock (other than Disqualified Stock) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans to the extent reasonable, as determined in good faith by our Board of Directors in the ordinary course of business, and loans or advances to employees in the ordinary course of business of us or our Restricted Subsidiaries consistent with past practices, (viii) transactions with customers, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to us or our Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated third party, in the reasonable determination of our Board of Directors or our Senior Management, and (ix) any agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect).

Limitation on the sale or issuance of capital stock of restricted subsidiaries.    We (i) will not, and will not permit any Restricted Subsidiary to, transfer, convey, lease, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary to any Person (other than to us or a Wholly Owned Subsidiary), and (ii) will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Capital Stock (other than directors’ qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary); provided, however, that (i) we are permitted to sell all the Capital Stock of a Restricted Subsidiary as long as we are in compliance with the terms of the covenant described under “—Limitation on sales of assets” and (ii) we are permitted to sell less than all of the Capital Stock of a Restricted Subsidiary if (A) immediately after giving effect to such sale such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such sale would have been permitted to be made under “—Limitation on restricted payments” covenant if made on the date of such issuance or sale and (B) we are in compliance with the terms of the covenant described under “—Limitation on sales of assets.”

Limitation on liens.    We will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any asset or property of us or such Restricted Subsidiary, including any Guarantee of such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Notes are equally and ratably secured with the obligations so secured (or senior to, in the event the Lien relates to Subordinated Indebtedness) or until such time as such obligations are no longer secured by a Lien.

The Indenture will provide that no Subsidiary Guarantor will directly or indirectly create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness of such Subsidiary Guarantor on any asset or property of such Subsidiary Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Subsidiary Guarantee of such Subsidiary Guarantor is equally and ratably secured with the obligations so secured (or senior to, in the event the Lien relates to Guarantor Subordinated Indebtedness) or until such time as such obligations are no longer secured by a Lien.

Notwithstanding the foregoing, Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity incurred in connection with a Qualified Receivables Transaction will not require such equal and ratable security.

SEC reports.    Notwithstanding that we may not remain subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, we will file (if then permitted to do so) with the Securities and Exchange Commission and provide (whether or not so filed with the Securities and Exchange Commission) the Trustee and Noteholders and prospective Noteholders (upon request) within 15 days of the date of filing with the Securities and Exchange Commission or, if not filed, on the date that such reports would be required to be filed with the Securities and Exchange Commission if we were a reporting company, with the annual reports and the information, documents and other reports, which are specified in Sections 13 and 15(d) of the Securities Exchange Act of 1934; provided, however, that we shall provide one copy of the exhibits of the foregoing to the Trustee and shall (upon request) provide additional copies of such exhibits to any Noteholder or prospective Noteholder. We will also comply with the other provisions of TIA §314(a).

Future subsidiary guarantors.    (a) The Indenture will provide that we will not permit any Restricted Subsidiary to Guarantee the payment of any Indebtedness of or any Indebtedness of any other Restricted Subsidiary unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary (a “Subsidiary Guarantee”) except that with respect to a guarantee of our

Indebtedness if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such Guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Subsidiary Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes; (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; and (iii) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that (A) such Subsidiary Guarantee has been duly executed and authorized and (B) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; provided that this paragraph (a) shall not become applicable to any Guarantee of any Restricted Subsidiary (x) that (A) existed at the time such Person became our Restricted Subsidiary and (B) was not incurred in connection with, or in contemplation of, such Person becoming our Restricted Subsidiary or (y) that Guarantees the payment of obligations of us or any Restricted Subsidiary under the Revolving Credit Facility or the Senior Secured Notes or Indebtedness Incurred after the Issue Date with similar terms (other than interest rates and maturity), provisions and covenants as the Senior Secured Notes and such Indebtedness is secured by a Lien Incurred exclusively under clause (18) of the definition of Permitted Liens and the principal amount of such Indebtedness in the aggregate does not exceed 15% of Total Assets and any refunding, refinancing or replacement thereof, in whole or in part; provided that such Indebtedness incurred under this clause (y) and any refunding, refinancing or replacement (1) does not constitute Subordinated Indebtedness or (2) is not incurred pursuant to a registered offering of securities under the Securities Act of 1933 or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act of 1933, which private placement provides for registration rights under the Securities Act of 1933 (any guarantee excluded by operations of this clause (2) being an “Excluded Guarantee”).

(b)  Notwithstanding the foregoing and the other provisions of the Indenture, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not our Affiliate, of all of our Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture), (ii) the release or discharge of the guarantee which resulted in the creation of such Note Guarantee, except a discharge or release by or as a result of payment under such guarantee or (iii) such Restricted Subsidiary is designated our Unrestricted Subsidiary in accordance with the terms of the Indenture by our Board of Directors.

Limitation on lines of business.    We will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Effectiveness of covenants

The covenants described under “—Limitation on indebtedness,” “—Limitation on restricted payments,” “—Limitation on restrictions on distributions from restricted subsidiaries,” ”—Limitation on sales of assets,” “—Limitation on transactions with affiliates,” “—Limitation on the sale or issuance of capital stock of restricted subsidiaries,” “—SEC reports,” “—Future subsidiary guarantors” and “—Limitation on lines of business” (the “Suspended Covenants”) will no longer be in effect upon our reaching Investment Grade Status.

Merger and consolidation

We will not, in a single transaction or series of related transactions, consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all our assets to, any Person nor permit any Person to merge with or into us, unless: (i) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not us) will expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all our obligations under the Notes and the Indenture; (ii) immediately before and after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “—Limitation on indebtedness”; (iv) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (i) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes; and (v) we will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more of our Subsidiaries, the Capital Stock of which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

Subject to paragraph (b) of “—Future subsidiary guarantors,” each Subsidiary Guarantor will not, in a single transaction or series of related transactions, consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its assets to, any Person nor permit any Person to merge with or into such Subsidiary Guarantor, unless, (i) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Guarantor (if not the Subsidiary Guarantor) will expressly assume in writing all the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee; (ii) immediately before and after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction, we would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “—Limitation on indebtedness”; (iv) each other Subsidiary Guarantor shall have delivered a written instrument in form and substance satisfactory to the Trustee confirming its Subsidiary Guarantee; and (v) we will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such assumption of the Subsidiary Guarantee, if applicable, comply with the Indenture. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of such Subsidiary Guarantor, the Capital Stock of which constitutes all or substantially of all of the properties and assets of such Subsidiary Guarantor, shall be deemed to be the transfer of all or substantially all of the properties and assets of such Subsidiary Guarantor.

The Successor Company will succeed to, and be substituted for, and may exercise our every right and power under the Indenture, but the predecessor company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes. Solely for the purpose of computing amounts described in clause 3(A) of “—Limitation on restricted payments,” the Successor Company shall only be deemed to have succeeded and be substituted for us with respect to periods subsequent to the effective time of such merger, consolidation, combination or transfer of assets.

Notwithstanding the foregoing clauses (ii) and (iii) of the first paragraph of this covenant, (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of our properties and assets and (2) we may merge with an Affiliate incorporated exclusively for the purpose of our reincorporating in another jurisdiction to realize tax or other benefits.

Defaults

An Event of Default is defined in the Indenture as (i) a default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon required repurchase, upon declaration or otherwise, (ii) a default in any payment of interest on any Note when due, continued for 30 days, (iii) the failure by us or any Subsidiary Guarantor to comply with its obligations under the covenant described under “—Merger and consolidation” above, (iv) the failure by us to comply for 30 days after notice with any of our obligations under the covenants described under “—Change of control” or “—Certain covenants” above (in each case, other than a failure to purchase Notes), (v) a default by us in the performance of or our breach of any other covenant or agreement in the Indenture or under the Notes and such default continues for a period of 60 consecutive days after receipt by us of notice of such default or breach, (vi) the failure by any Subsidiary Guarantor that is a Significant Subsidiary (if any) to comply with its obligations under any Subsidiary Guarantee to which such Subsidiary Guarantor is a party, after any applicable grace period, (vii) the failure by us or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent (the “cross acceleration provision”), (viii) certain events of bankruptcy, insolvency or reorganization, whether voluntary or involuntary, of us or a Significant Subsidiary (the “bankruptcy provisions”), (ix) the rendering of any judgment or decree for the payment of money in excess of $25.0 million or its foreign currency equivalent in the aggregate for all such final judgments or orders against us or a Significant Subsidiary if (A) an enforcement proceeding thereon is commenced and not discharged within ten days or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment or decree and is not discharged, waived, stayed or bonded (the “judgment default provision”), or (x) the failure of any Subsidiary Guarantee by a Subsidiary Guarantor (if any) which is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof) or the denial or disaffirmation by any such Subsidiary Guarantor of its obligations under any Subsidiary Guarantee if such Default continues for 30 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify us of the Default and we do not cure such Default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of us or a Significant Subsidiary) occurs and is continuing, the Trustee by notice to us, or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to us and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. In the event of a declaration of acceleration because an Event of Default set forth in clause (vii) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (vii) shall be remedied or cured by us and/or the relevant

Significant Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of us or a Significant Subsidiary occurs and is continuing, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Defeasance

We may, at our option and at any time, elect to have our obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and our obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, we may, at its option and at any time, elect to have our obligations released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes.

We may exercise our Legal Defeasance option notwithstanding our prior exercise of our Covenant Defeasance option. If we exercise our Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our Covenant Defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v), (vi), (vii), (viii) (with respect to Significant Subsidiaries), (ix) or (x) under “Events of default” above or because of our failure to comply with clause (iii) or (iv) under “Merger and consolidation” above.

In order to exercise either Legal Defeasance or Covenant Defeasance, (i) we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the Indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such incurrence); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound; (vi) we shall have delivered to the Trustee an opinion of counsel to the effect that (A) the Notes and (B) assuming no intervening bankruptcy of us between the date of deposit and the 91st day following the deposit and that no Holder of the Notes is our insider, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and (vii) certain other customary conditions precedent are satisfied.

Amendments and waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default (other than with respect to nonpayment) or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the principal amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption or repurchase or change the time at which any Note may be redeemed or repurchased under “Optional redemption,” ”Change of control” or “Certain covenants—Limitations on sales of assets,” (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes, (vii) release any Subsidiary Guarantor (if any) from any of its obligations under its Subsidiary Guarantee or the Indenture, except in compliance with the terms thereof, or (viii) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions. Without the consent of any Holder, us and Trustee may amend the Indenture to (i) cure any ambiguity, omission, defect or inconsistency, (ii) to provide for the assumption by a successor corporation of our obligations under the Indenture, (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), (iv) to add Guarantees with respect to the Notes or release a Subsidiary Guarantor upon its designation as an Unrestricted Subsidiary; provided, however, that the designation is in accordance with the applicable provision of the Indenture, (v) to secure the Notes, (vi) to add to our covenants for the benefit of the Noteholders or to surrender any right or power conferred upon us and (vii) to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the TIA. The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

No personal liability of incorporators, shareholders, officers, directors, or employees

The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of us in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of us or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. Such waiver and release are not intended to affect the rights of Holders under the federal securities laws.

Concerning the trustee

SunTrust Bank is to be the trustee under the Indenture and has been appointed by us as Registrar and Paying Agent with regard to the Notes. SunTrust Bank also serves as the trustee under the indenture relating to our 2003 Senior Notes, 2001 Senior Notes, and 1998 Notes. An affiliate of SunTrust was an initial purchaser of the senior notes. We and certain of our affiliates maintain deposit accounts and banking relationships with SunTrust Bank. Affiliates of SunTrust Bank have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee is to use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if upon the occurrence of a default under the Indenture it is deemed to hold a disqualifying conflicting interest, it must eliminate such conflict, resign or obtain SEC approval to continue to serve as Trustee.

Governing law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“1998 Notes” means our 7 5/8% Senior Subordinated Notes due 2008.

“2001 Senior Notes” means our 8% Senior Notes due 2009.

“2003 Senior Notes” means our 7 3/4% Senior Notes due 2013.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of our Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming our Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means (i) any property or assets (other than Indebtedness and Capital Stock) to be used by us or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person

that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by us or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is or will thereupon become a Restricted Subsidiary; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, (ii) any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (i) above and (iii) any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of us or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to clauses (i) and (ii). For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, no Person (other than us or any of our Subsidiaries) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be our Affiliate or any of our Subsidiaries solely by reason of such Investment.

“Asset Disposition” means any sale, lease, transfer or other issuance or disposition (or series of related sales, leases, transfers, issuance or dispositions that are part of a common plan) of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by us or any of our Restricted Subsidiaries (including any disposition by means of a sale and leaseback, merger, consolidation or similar transaction, but excluding any disposition by means of any pledge of assets or stock by us or any of our Subsidiaries otherwise permitted under the Indenture, and any transaction or series of related transactions from which us or any of our Subsidiaries receives an aggregate consideration of less than $500,000) other than (i) a disposition by a Restricted Subsidiary to us or by us or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of assets held for resale in the ordinary course of business, (iii) the sale of Temporary Cash Investments in the ordinary course of business, (iv) the sale or other disposition of damaged, worn, unneeded or obsolete equipment in the ordinary course of business, (v) for purposes of the covenant described under ”—Limitation on sales of assets” only, a disposition subject to the covenant described under ”—Limitation on restricted payments,” (vi) the sale of other assets so long as the fair market value of the assets disposed of pursuant to this clause (vi) does not exceed $2.0 million in the aggregate in any fiscal year and $10.0 million in the aggregate prior to August 1, 2011, (vii) any disposition of assets pursuant to and in accordance with the provisions described under “Merger and consolidation” and/or “Change of control”, (viii) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute Additional Assets or an Investment in a Permitted Joint Venture that in each case complies with the “—Limitation on restricted payments” covenant and (ix) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

“Board of Directors” means our Board of Directors or any committee thereof duly authorized to act on behalf of such Board with respect to the relevant matter.

“Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication, of (i) 75% of the net book value of our and our Restricted Subsidiaries’ accounts receivable at such date and (ii) 75% of the net book value of our and our Restricted Subsidiaries’ inventories at such date. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City or Atlanta, Georgia.

“Capital Stock” of any Person means (i) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Common Stock or Preferred Stock, and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person but in each case excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (ii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and the commercial paper of the holding company of which is rated at least ”A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s, (iii) repurchase obligations for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper rated “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s and in each case maturing within one year after the date of acquisition thereof, (v) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(iv) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of EBITDA of us and our Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which our consolidated financial statements are available to (ii) Consolidated Interest Expense of us and our Restricted Subsidiaries for such four consecutive fiscal quarters; provided, however, that:

(1) if we or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

(2) if since the beginning of such period we or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of us or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to us and our continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent we and our continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

(3) if since the beginning of such period we or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any Investment in a Restricted Subsidiary or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act of 1933) as if such Investment or acquisition occurred on the first day of such period and without regard to clause (ii) of the definition of Consolidated Net Income, and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into us or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by us or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of us. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

“Consolidated Interest Expense” means, for any period, the total consolidated cash and non-cash interest expense (excluding capitalized interest) of us and our Restricted Subsidiaries, determined in accordance with GAAP, plus, to the extent incurred by us and our Restricted Subsidiaries in such period but not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Debt, (ii) amortization of debt discount and debt issuance cost (other than those debt discounts and debt issuance costs incurred with respect to the 2003 Senior Notes, the 2001 Senior Notes, the 1998 Notes and on the Issue Date), (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing, (vi) interest actually paid by us or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Hedging Obligations (or minus net gains associated with Hedging Obligations), (viii) the product of (A) Preferred Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries and Disqualified Stock of us held by Persons other than us or a Wholly Owned Subsidiary multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of us, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than us) in connection with Indebtedness Incurred by such plan or trust. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by us and our Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, without duplication, the consolidated net income (loss) of us and our Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clauses (iii) through (vi) below, our equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to us or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) our equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income,

(ii) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly, or indirectly, to us, except that (A) subject to the limitations contained in clauses (iii) through (vi) below, our equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to us or another Restricted Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) our equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income,

(iii) any gain or loss realized upon the sale or other disposition of any asset of us or our Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person, provided that this clause (iii) shall not be applicable with respect to calculating the amount of Consolidated Net Income in clause (a)(3)(B) of “Limitation on restricted payments,”

(iv) any extraordinary gain or loss,

(v) the cumulative effect of a change in accounting principles, and

(vi) for purposes of clause (a)(3)(A) of “Limitation on restricted payments,” amounts otherwise included in Consolidated Net Income that have the effect of reducing the aggregate amount of Investments under clause (viii) of the definition of Permitted Investments.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to 123 days after the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the ”asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “—Limitation on sales of assets” and “Change of control” covenants contained in the Indenture and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such Notes as are required to be repurchased pursuant to the “—Limitation on sales of assets” and “Change of control” covenants.

“EBITDA” means, for any period, the Consolidated Net Income for such period, plus, without duplication and to the extent deducted in calculating such Consolidated Net Income, (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization of intangibles and impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles,” and (v) other non-cash charges or non-cash losses (other than non-cash charges to the extent they represent an accrual of or reserve for cash charges in any future period or amortization of a prepaid expense that was paid in a prior period), less, without duplication, non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period); provided, that if any Restricted Subsidiary is not directly or indirectly owned 100% by us, EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the EBITDA attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding common Equity Interests of such Restricted Subsidiary not owned directly or indirectly by us on the last day of such period by us divided by (2) the total number of shares of outstanding common Equity Interests of such Restricted Subsidiary on the last day of such period.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other nonfinancial obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or such other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Indebtedness” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter

Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered in the Note Register.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money,

(ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit),

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in final service or taking final delivery and title thereto or the completion of such services,

(v) all Capitalized Lease Obligations and Attributable Debt of such Person,

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock or, with respect to any of our Subsidiaries, any Preferred Stock (but excluding, in each case, any accrued dividends),

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons,

(viii) all Indebtedness of other Persons to the extent Guaranteed by such Person, and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of us or our Restricted Subsidiaries) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Limitation on restricted payments,” (i) “Investment” shall include the portion (proportionate to our equity interest in such Subsidiary) of the fair market value of the net assets of any of our Subsidiaries at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, we shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) our “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith either by the Board of Directors or Senior Management.

“Investment Grade Status,” with respect to us, shall occur when the Notes receive a rating of “BBB-” or higher from S&P and a rating of “Baa3” or higher from Moody’s.

“Issue Date” means August 4, 2004.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof, any option or other agreement to sell, or any filing of, or any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including fees and expenses of counsel, accountants and investment bankers), and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by us or any Restricted Subsidiary after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Disposition), provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to us or any Restricted Subsidiary.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Recourse Indebtedness” means Indebtedness (i) as to which neither us nor any of our Restricted Subsidiaries (A) provides credit support pursuant to any undertaking, agreement or instrument that would constitute Indebtedness or (B) is directly or indirectly liable and (ii) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of us or any of our Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Note Register” means the register of Notes, maintained by the Trustee, pursuant to the Indenture.

“Notes” means the senior notes offered hereby.

“Officer” means any one of our Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, Vice President, Treasurer, Secretary or Controller.

“Officers’ Certificate” means a certificate signed by two or more Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to us or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Permitted Employee Payments” means Restricted Payments by us or any Restricted Subsidiary in respect of (i) the repurchase of Capital Stock by us or any Restricted Subsidiary from an employee of us or any Restricted Subsidiary or their assigns, estates or heirs upon the death, retirement or termination of such employee or (ii) loans or advances to employees of us or any of our Subsidiaries made in the ordinary course of business.

“Permitted Holders” means Joseph W. Luter, III or any Person the majority of the equity interests of which is beneficially owned by Joseph W. Luter, III.

“Permitted Investment” means an Investment by us or any Restricted Subsidiary in (i) a Restricted Subsidiary, us or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, us or a Restricted Subsidiary; provided, however, that the primary business of such Person is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to us or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as we or any such Restricted Subsidiary deems reasonable under the circumstances; (v) securities received as consideration in Asset Dispositions made in compliance with the covenant described under ”—Limitation on sales of assets” with the exception of securities received as consideration for Asset Dispositions of any property, plant, equipment or other facility closed and designated in accordance with clause (a) (ii) of the “—Limitation on sales of assets” covenant; (vi) Investments in existence on the Issue Date (but not in excess of the amount of such Investments in existence on the Issue Date without giving effect to increases or decreases attributable to accounting for the net income of such Investments or subsequent changes in value); (vii) any Investment by us or a Wholly Owned Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note or an Equity Interest; and (viii) additional Investments in a Related Business since the Issue Date having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (viii) since the Issue Date that are at that time outstanding, not to exceed 15% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(1) Liens securing our Indebtedness and other obligations under the Revolving Credit Facility and related Interest Rate Agreements and liens on assets of Restricted Subsidiaries securing Guarantees of our Indebtedness and other obligations under the Revolving Credit Facility permitted to be incurred under the Indenture in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $900.0 million and (y) the Borrowing Base;

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)  encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)  Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8)  leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of us or any of our Restricted Subsidiaries;

(9)  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)  Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business, provided that:

(a)  the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b)  such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of us or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)  Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)  such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by us in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)  such deposit account is not intended by us or any Restricted Subsidiary to provide collateral to the depository institution;

(12)  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by us and its Restricted Subsidiaries in the ordinary course of business;

(13)  Liens existing on the Issue Date (excluding Liens permitted under clause (1));

(14)  Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by us or any Restricted Subsidiary;

(15)  Liens on property at the time we or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into us or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by us or any Restricted Subsidiary;

(16)  Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to us or a Wholly Owned Subsidiary (other than a Receivables Entity);

(17)  Liens securing the Notes and Subsidiary Guarantees;

(18)  Liens securing Indebtedness incurred after the Issue Date and any Refinancing Indebtedness relating thereto (excluding any Liens securing any other Indebtedness Incurred after the Issue Date permitted under other clauses hereof) in an aggregate principal amount at any one time outstanding not to exceed 15% of Total Assets;

(19)  Liens securing Refinancing Indebtedness (other than Liens Incurred under clauses (1) and (18) above) incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder; and

(20)  Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction.

“Permitted Joint Venture” means any Person in which we or a Restricted Subsidiary owns, directly or indirectly, an ownership interest (other than a Subsidiary) and whose primary business is related, ancillary or complementary to any of the businesses of us and our Restricted Subsidiaries at the time of determination.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Public Equity Offering” means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock made pursuant to a registration statement that has been declared effective by the SEC, other than public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from us or any of our Subsidiaries in connection with a Qualified Receivables Transaction to a Receivables Entity, which note shall be repaid from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by us or any of our Subsidiaries pursuant to which we or any of our Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by us or any of our Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of us or any of our Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Qualified Stock” means any Capital Stock that is not Disqualified Stock.

“Receivables Entity” means a Wholly Owned Subsidiary of us (or another Person in which we or any of our Subsidiaries makes an Investment and to which we or any of our Subsidiaries transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by our Board of Directors (as provided below) as a Receivables Entity, (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by us or any of our Subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates us or any of our Subsidiaries in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of us or any of our Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither we nor any of our Subsidiaries has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to us or such Subsidiary than those that might be obtained at the time from Persons that are not our Affiliates, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither we nor any of our Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by our Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of our Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Recourse Indebtedness” means Indebtedness that is not Non-Recourse Indebtedness.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including our Indebtedness that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted by the Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary (except that a Subsidiary Guarantor shall not refinance Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor)) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus fees, underwriting discounts, premiums, unpaid accrued interest and other costs and expenses incurred in connection with such Refinancing Indebtedness and (iv) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of us or a Restricted Subsidiary that refinances Indebtedness of us or (y) Indebtedness of us or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business which is the same as or related, complementary or ancillary to any of the businesses of us and our Restricted Subsidiaries on the Issue Date.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any of our Subsidiaries other than an Unrestricted Subsidiary.

“Revolving Credit Facility” means the Multi-Year Credit Agreement dated as of December 6, 2001, among Smithfield Foods, Inc., the subsidiary guarantors party thereto, the Lenders party thereto, and JPMorgan Chase Bank, as Administrative Agent, as amended on June 6, 2002, November 13, 2002, April 4, 2003, September 29, 2003 and February 12, 2004 and as it may be amended, supplemented or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Revolving Credit Facility or one or more other credit or other agreements or indentures). The Multi-Year Credit Agreement dated as of December 6, 2001 replaced the Second Amended and Restated Multi-Year Credit Agreement dated as of December 3, 1999 among Smithfield Foods, Inc., the Subsidiary Guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent.

“Sale/Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired by us or a Restricted Subsidiary whereby we or such Restricted Subsidiary transfers such property to a Person and we or such Restricted Subsidiary leases it from such Person, other than leases between us and a Wholly Owned Subsidiary or between us and Wholly Owned Subsidiaries.

“Secured Indebtedness” means any our Indebtedness secured by a Lien.

“Senior Management” means with respect to us or any of our Subsidiaries, as the case may be, any one of the Chairman of the Board, the Chief Executive Officer, the President and the Chief Operating Officer or any combination of the foregoing.

“Senior Secured Notes” means collectively, the 8.41% Series B Senior Secured Notes Due August 1, 2006, the 8.34% Series C Senior Secured Notes Due August 1, 2003, the 9.80% Series D Senior Secured Notes Due August 1, 2003, the 10.75% Series E Senior Secured Notes Due August 1, 2005, the 8.52% Series F Senior Secured Notes Due August 1, 2006, the 9.85% Series G Senior Secured Notes Due November 1, 2006 and the 8.41% Series H Senior Secured Notes Due August 1, 2004, each issued pursuant to the Amended and Restated Note Purchase Agreement, dated as of October 31, 1999, among the Company and each of the several purchasers named therein, as the same may be amended, supplemented or otherwise modified from time to time, the 7.89% Series I Senior Secured Notes due October 1, 2009, the Variable Rate Series J Senior Secured Notes due October 1, 2009, the 8.44% Series K Senior Secured Notes due October 1, 2009, the LIBOR Rate Series L Senior Secured Notes due October 1, 2009, each issued pursuant to the Amended and Restated Note Purchase Agreement, dated as of October 27, 1999, among us and each of the several purchasers named therein, as the same may be amended, supplemented or otherwise modified from time to time, the 8.25% Series M Senior Secured Notes due March 2, 2006 issued pursuant to the Note Purchase Agreement, dated as of June 2, 2000, among us and each of the several purchasers named therein, as the same may be amended, supplemented or otherwise modified (but not increased) from time to time, and the Reset Rate Series O 5/10 Year Senior Secured Notes and the Adjustable Rate Series P 5/10 Year Senior Secured Notes due July 31, 2011, each issued pursuant to the Note Purchase Agreement, dated as of March 1, 2001, among us and each of the secured purchasers named therein, as the same may be amended, supplemented or otherwise modified (but not increased) from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that is our “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by us or any of our Subsidiaries which are reasonably customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer, unless such contingency has occurred).

“Subordinated Indebtedness” means any of our Indebtedness (whether outstanding on the Issue Date thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement including in all respects, the 1998 Notes.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership or joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any Guarantee of the Notes that may from time to time be executed and delivered by a Restricted Subsidiary pursuant to the covenant described under “Certain covenants—Future subsidiary guarantors.”

“Subsidiary Guarantor” means any Subsidiary that has issued a Subsidiary Guarantee.

“Successor Company” shall have the meaning assigned thereto in clause (i) under “Merger and consolidation.”

“Temporary Cash Investments” means any of the following: (i) any Investment in direct obligations (x) of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof or (y) of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s, (ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated ”A” by S&P or “A-1” by Moody’s, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of us) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s and (vi) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any short-term successor rule) of the Securities and Exchange Commission, under the Investment Company Act of 1940, as amended.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as in effect from time to time.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the recent balance sheet of such Person.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means (i) any of our Subsidiaries that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any of our Restricted Subsidiaries (including any newly acquired or newly formed Subsidiary of us) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, ours or any Restricted Subsidiary (except a Restricted Subsidiary which upon such designation becomes an Unrestricted Subsidiary in accordance with the Indenture); provided that (i) such designation would be permitted under the “Limitation on restricted payments” covenant described above, (ii) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (A) is Guaranteed by us or any Restricted Subsidiary, (B) is Recourse Indebtedness or (C) subjects any property or asset of us or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (iii) no default or event of default with respect to any Indebtedness of such Subsidiary would permit any holder of any Indebtedness of us or any Restricted Subsidiary to declare such Indebtedness of us or any Restricted Subsidiary due and payable prior to its maturity. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) we could Incur $1.00 of additional Indebtedness under paragraph (a) of ”—Limitation on indebtedness” and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly Owned Subsidiary” means a Restricted Subsidiary 80% or more of the Capital Stock of which (other than directors’ qualifying shares) is owned directly or indirectly by us.

Book-entry; settlement and clearance

The global notes

The Exchange Notes will be issued in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC . We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

Plan of distribution

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for senior notes where such senior notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until January     , 2005, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the senior notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the senior notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal matters

The validity of the exchange notes offered hereby will be passed upon for us by McGuireWoods LLP, Richmond, Virginia, a limited liability partnership. As of August 31, 2004, partners of McGuireWoods LLP owned less than 1% of the shares of our common stock.

Independent registered public accounting firm

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 2, 2004, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Part II

Information not required in prospectus

Item 20.    Indemnification of directors and officers

Under the Articles of Incorporation (the “Smithfield Articles”) of Smithfield Foods, Inc. (“Smithfield”), the liability of officers and directors to Smithfield is eliminated to the fullest extent permitted by Virginia law. Under Virginia law, the liability of an officer or director cannot be limited or eliminated if the officer or director engages in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

To the fullest extent permitted by Virginia law, the Smithfield Articles require it to indemnify any director or officer who is, was or is threatened to be made a party to any proceeding because he or she was or is a director or officer of Smithfield, or because he or she is or was serving Smithfield or any other legal entity in any capacity at the request of Smithfield while a director or officer of Smithfield, against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Under the Smithfield Articles, “proceeding” is broadly defined to include pending, threatened or completed actions of all types, including actions by or in the right of Smithfield. Similarly, “liability” is defined to include not only judgments, but also settlements, penalties, fines and certain excise taxes. The Smithfield Articles also provide that it may, but is not obligated to, indemnify its other employees or agents. The indemnification provisions also require Smithfield to pay reasonable expenses incurred by a director or officer of Smithfield in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay Smithfield if it is ultimately determined that such person was not entitled to indemnification. Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

The rights of indemnification provided in the Smithfield Articles are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise. In addition, the Smithfield Articles authorize Smithfield to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Smithfield, whether or not Smithfield would have the power to provide indemnification to such person, to protect any such person against any liability arising from his or her service to Smithfield or any other legal entity at the request of Smithfield.

Item 21.    Exhibits.

Exhibit No.	Description of Document

4.1	Indenture between Smithfield and SunTrust Bank dated August 4, 2004 (Incorporated by reference to the Company’s Form 10-Q for the 13 weeks ended August 1, 2004 as filed with the Securities and Exchange Commission (File No. 1-15321)).

4.2	Registration Rights Agreement dated August 4, 2004 (Incorporated by reference to the Company’s Form 10-Q for the 13 weeks ended August 1, 2004 as filed with the Securities and Exchange Commission (File No. 1-15321)).

5.1	Opinion of McGuireWoods LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of McGuireWoods LLP (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included herein).

25.1	Statement of Eligibility of SunTrust Bank.

Item 22.    Undertakings.

The undersigned registrants hereby undertake:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For purposes of determining any liability under the Securities Act of 1933, each filing of each such registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant agrees that it will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form,

within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, Smithfield Foods, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Smithfield, Commonwealth of Virginia, on September 17, 2004.

SMITHFIELD FOODS, INC.

By:	/s/ DANIEL G. STEVENS
Daniel G. Stevens Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby appoints C. Larry Pope, Michael H. Cole and Daniel G. Stevens, and each of them singly, such person’s true and lawful attorneys, with full power to them and each of them to sign, for such person and in such person’s name and capacity indicated below, any and all amendments and post-effective amendments to this registration statement, and generally to do all things in their names in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Name	Title

/s/ JOSEPH W. LUTER, III Joseph W. Luter, III	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ DANIEL G. STEVENS Daniel G. Stevens	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ JEFFREY A. DEEL Jeffrey A. Deel	Corporate Controller (Principal Accounting Officer)

/s/ ROBERT L. BURRUS, JR. Robert L. Burrus, Jr.	Director

/s/ CAROL T. CRAWFORD Carol T. Crawford	Director

/s/ RAY A. GOLDBERG Ray A. Goldberg	Director

/s/ FRANK S. ROYAL M.D. Frank S. Royal M.D.	Director

/s/ WENDELL H. MURPHY Wendell H. Murphy	Director

/s/ MELVIN O. WRIGHT Melvin O. Wright	Director

/s/ JOHN T. SCHWIETERS John T. Schwieters	Director

Exhibit index

Exhibit No.	Description of Document

4.1	Indenture between Smithfield and SunTrust Bank dated August 4, 2004 (Incorporated by reference to the Company’s Form 10-Q for the 13 weeks ended August 1, 2004 as filed with the Securities and Exchange Commission (File No. 1-15321)).

4.2	Registration Rights Agreement dated August 4, 2004 (Incorporated by reference to the Company’s Form 10-Q for the 13 weeks ended August 1, 2004 as filed with the Securities and Exchange Commission (File No. 1-15321)).

5.1	Opinion of McGuireWoods LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of McGuireWoods LLP (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included herein).

25.1	Statement of Eligibility of SunTrust Bank.